UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 7, 2007

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	0-51354 (Commission File No.)	84-0925128 (IRS Employer ID No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Offices)

(408) 213-0940
Registrant’s Telephone Number, Including Area Code:

Marwich II, Ltd.
203 N. LaSalle Street, Suite 2100
Chicago, IL 60601
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Except as otherwise indicated by the context, references in this document to “Marwich II,” the “Company,” “we,” “us,” or “our” are references to the combined business of Marwich II, Inc., and its direct or indirect subsidiaries. Unless the context otherwise requires, the term “American Ethanol” means American Ethanol, Inc.,  a Nevada corporation.

On July 19, 2007, we entered into an Amended and Restated Agreement and Plan of Merger with Marwich II, Ltd., a Nevada corporation and our wholly-owned subsidiary (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly-owned subsidiary of Marwich-Nevada (“Merger Sub”), and American Ethanol, Inc., a Nevada corporation (the “Amended Merger Agreement”) pursuant to which Merger Sub would be merged with and into American Ethanol with American Ethanol as the surviving corporation (the “Reverse Merger”). In addition, as a condition to the Reverse Merger, we agreed to reincorporate into the State of Nevada by means of a merger with and into Marwich Nevada (the “Reincorporation”).

On December 7, 2007, we completed the Reincorporation and the Reverse Merger and issued to the former shareholders of American Ethanol 84,114,998 shares of our common stock in exchange for all of the outstanding shares of American Ethanol common stock and 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol Series B Preferred Stock. As a result, American Ethanol became our wholly-owned subsidiary and the former stockholders of American Ethanol became the controlling stockholders of the Company. On December 7, 2007, we amended our Articles of Incorporation to change our name from Marwich II, Ltd. to AE Biofuels, Inc.

For accounting purposes, the Reverse Merger was treated as a reverse acquisition with American Ethanol as the acquirer and the Company as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the Reverse Merger, we are referring to the business and financial information of Marwich-Colorado on a consolidated basis unless the context suggests otherwise.

Upon the closing of the Reverse Merger, the board of directors of AE Biofuels, Inc. consists of six directors: Eric A. McAfee, Surendra Ajjarapu, Laird Cagan, Michael Peterson, LtGen Michael DeLong and Hal Sorgenti, and our executive officers consist of Eric A. McAfee, Chief Executive Officer; Surendra Ajjarapu, President; Andrew Foster, Executive Vice President; and William J. Maender, Chief Financial Officer and Secretary.

A copy of the Merger Agreement was filed as Exhibit 2.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2007.

As a result of the closing of the Reverse Merger with American Ethanol, Inc., the former shareholders of American Ethanol, Inc. own 99.5% of the total outstanding shares of our capital stock and 99.5% total voting power of all our outstanding voting securities.

FORM 10-SB DISCLOSURE

As disclosed elsewhere in this report, on December 7, 2007, we acquired American Ethanol, Inc. in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, the status  immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10-SB.

Accordingly, we are providing below the information that would be included in a Form 10-SB if we were to file a Form 10-SB. Please note that the information provided below relates to the combined enterprises after the acquisition of American Ethanol, Inc. except that information relating to periods prior to the date of the reverse acquisition only relates to Marwich II, Ltd. unless otherwise specifically indicated.

In this report, we rely on and refer to information and statistics regarding our industry that we have obtained from a variety of sources. This information is publicly available for free and has not been specifically prepared for us for use in this report or otherwise. Although we believe that this information is generally reliable, we cannot guarantee, nor have we independently verified, the accuracy and completeness of this information.

DESCRIPTION OF BUSINESS

History

Marwich II, Ltd. (the "Company") was incorporated under the laws of the State of Colorado on August 16, 1983 to engage in the acquisition of assets and properties which management believed had good business potential. In the course of its business the Company acquired a number of real estate and promissory note properties.

The Company subsequently sold its properties, ceased active business operations and was administratively dissolved by the Colorado Secretary of State effective January 1, 1991. On October 13, 2004, articles of reinstatement were filed with the Colorado Secretary of State and the Company became current in its reporting obligations under the Exchange Act of 1934, as amended.

On June 23, 2006, the Company and American Ethanol entered into an Agreement and Plan of Merger, which agreement was amended and restated on July 19, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company agreed to reincorporate into the State of Nevada (the “Reincorporation”) by means of a merger with and into Marwich II, Ltd., a Nevada corporation and wholly-owned subsidiary (“Marwich-Nevada”) and subject to the Reincorporation, American Ethanol agreed to merge with a wholly-owned subsidiary of Marwich-Nevada with American Ethanol as the surviving corporation (the “Reverse Merger”).

On November 30, 2007, we completed the Reincorporation and the Reverse Merger and issued to the former shareholders of American Ethanol 84,114,998 shares of our common stock in exchange for all of the outstanding shares of American Ethanol common stock, 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol’s Series B Preferred Stock, and assumed options and warrants exercisable for 2,957,000 shares of common stock and 747,911 shares of Series B Preferred Stock, respectively. The Company then changed its name to AE Biofuels, Inc.

For accounting purposes, the Reverse Merger was treated as a reverse acquisition with American Ethanol as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of AE Biofuels, Inc. on a consolidated basis.

General

We are a developer of large-scale next generation ethanol and biodiesel plants, primarily in the Midwestern U.S. (ethanol) and India (biodiesel). Currently, we, through our subsidiary, Sutton Ethanol, LLC, own one site in Nebraska, permitted for approximately 113 million gallons of annual ethanol production and, through our subsidiary, Danville Ethanol Inc., own one site in Illinois permitted for approximately 118 million gallons of annual ethanol production. We also have rights to acquire one additional site in the permitting process in Nebraska and four additional sites in Illinois that are under option and fully permitted. All of our Illinois plant sites are permitted for approximately 118 million gallons of annual ethanol production. In addition, we, through our 74% owned subsidiary, have constructed a 50 million gallon biodiesel facility in the port city of Kakinada, State of Andhra Pradesh, on the east coast of India. We are currently in the process of negotiating three additional biodiesel plant site locations in India.

Current Biodiesel Projects

Universal Biofuels Private, Ltd.

We, through our 74% owned subsidiary Universal Biofuels Private, Ltd., have constructed a biodiesel manufacturing facility having a nameplate capacity of 50 million gallons per annum, in Kakinada, State of Andhra Pradesh, Republic of India for the production and sale of biodiesel. The biodiesel plant is currently in pre-production testing and is expected to be completed by the end of 2007.

Additional Biodiesel Sites

We are negotiating to purchase three other greenfield sites in Kakinada and Vizag, India with the goal of constructing three additional biodiesel manufacturing facilities, each having a nameplate capacity of 50 million gallons per annum.

Current Ethanol Projects

Cellulosic Ethanol Technology

In February 2007, we acquired 51% of Energy Enzymes, Inc., a cellulosic ethanol technology company. We will increase our ownership of Energy Enzymes to 100% for no additional consideration upon meeting certain development milestones. In November 2007, Energy Enzymes filed three patent applications on its proprietary enzyme process for the production of ethanol. The benefits of the Energy Enzymes’ proprietary process are expected to be a significant reduction in energy use for ethanol production; the use of cellulose as well as starch and sugar feedstocks, such as corn or sugarcane; and lower capital costs compared to traditional plants.

In August and November 2007, we submitted grant applications to the U.S. Department of Energy seeking grant funds for the commercialization of the Energy Enzymes technology.

Proposed Ethanol Plant Sites

Outlined below is a brief profile of each of our proposed ethanol plant sites:

Sutton Ethanol, LLC

In February 2006, we acquired Sutton Ethanol, LLC, which is the owner of a 200 acre site approximately 140 miles southwest of Omaha and near Sutton, Nebraska permitted for an ethanol production facility with a nameplate capacity of 113 million gallons annually.

•	Permitted for 113 million gallon ethanol plant

•	Qualified access to require natural gas, electricity and water resources

•	Site offers access to both Union Pacific and Burlington Northern Railroads with adequate roadway system

•	207 million bushels of corn within 50 miles of site (40 million bushels required)

•	Proximity to 650,000 head of cattle within 50 miles for DDG consumption

All construction permits for the Sutton site are in place.

Additional Ethanol Sites

We have acquired options to purchase land in various locations in Nebraska and Illinois. The terms of these options are typically from one to two years and provide that we have the right to acquire the land for a set price per acre subject to the satisfaction, in our sole discretion, of our due diligence. The table below lists the locations in which we have acquired options on land as of the date of this Report.

Location	Approximate Acreage	Annual ethanol capacity (in millions of gallons per year)	Ethanol Plant Permitting

Nebraska
Sutton, Clay County*	200	113	Permit Granted
Red Cloud, Webster County	400	115	In Process
Illinois
Danville, Vermilion County**	175	118	Permit Granted
Gilman, Iroquois County	204	118	Permit Granted
Allen Station, Mason County	107	118	Permit Granted
Stillman Valley, Ogle County	200	118	Permit Granted
Litchfield, Montgomery County	182	118	Permit Granted

*American acquired this property in 2006.
**American exercised this option and acquired this property in March 2007.

The aggregate purchase price of all land currently under option, if all options are exercised, is approximately $19.3 million. Currently, we are evaluating each site as to the adequacy of utilities, zoning, subsurface structures and the like and the exercise of any option will be dependent upon the result of our analysis of these and other factors.

MARKET OUTLOOK

Biodiesel

Biodiesel consumption in the U.S. grew from 25 mm gallons per year in 2004 to over 250 mm gallons per year in 2006 - a ten-fold increase according to Emerging Markets Online. President Bush signed the Energy Policy Act of 2005 into law which included a nationwide renewable fuels standard (RFS) that mandates the increase of ethanol production to 7.5 billion gallons annually by 2012. Congress is currently considering legislation that could raise the RFS to more than 30 billion gallons of annual ethanol production.

Biodiesel is a biodegradable fuel which is blended with diesel fuel for use in diesel compression ignition engines. It contributes no net carbon dioxide or sulphur to the atmosphere and has low particulate emissions. Blenders add biodiesel to diesel to produce B-20, a blend of 20% biodiesel and 80% diesel fuel that can be used by all cars without any engine, fuel system or other modifications.

Ethanol

U.S. ethanol production has grown from 1.1 billion gallons in 1996 to 3.9 billion gallons in 2005 and over 7 billion gallons in 2006.

The vast majority of ethanol produced in the U.S. is used for fuel. It is blended with gasoline to increase octane levels, to produce a cleaner burning fuel, or as a gasoline extender. Many blenders add ethanol to gasoline to produce E-10, a blend of 10% ethanol and 90% gasoline that can be used by all cars without any engine, fuel system or other modifications. As an oxygenate, ethanol lowers carbon monoxide and nitrous oxide emissions and is quickly biodegradable in surface water. Finally, ethanol has an octane rating of about 115, one of the highest performance fuels on the market, which when blended with lesser octane rated fuels, achieves the required octane rating for use as a vehicle fuel.

Benefit of Alternative Fuels

The increased use of ethanol and biodiesel will expand U.S. fuel supplies while easing an overburdened refining industry. While no new oil refineries have been built in the U.S. since the 1970s, nearly 100 ethanol production facilities and 95 biodiesel facilities have been built during this time, adding critical volume to the fuel market.

Other factors influencing the outlook for ethanol and biodiesel production are:

•	Policy and legislative support

•	Strong petroleum prices and outlook

•	MTBE transition

•	Production capacity and import expansion

•	Increasing feedstock yields

•	Technological innovation

Biodiesel currently receives tax credits equal to one penny per percent of biodiesel in fuel blends made from agricultural products like vegetable oils, and one-half penny per percent for recycled oils. Ethanol currently receives a Federal excise tax exemption of 51 cents per gallon, which has recently been extended to year 2010. In addition, as of the date of this Report, 17 states also offer tax and other financial incentives to encourage ethanol and biodiesel production and support agricultural markets.

Another key factor fueling the growth in ethanol production has been the phase-out of MTBE use in reformulated gasoline. Historically, MTBE was the primary oxygenate used in reformulated gasoline. However, reflecting recent evidence that MTBE poses an unacceptable contamination risk to groundwater supplies, many states are seeking ways to reduce or eliminate the use of MTBE from the gasoline supply. MTBE production volume has begun to shift to fuel ethanol as the next most competitive high octane oxygenate substitute, primarily as a result of MTBE’s adverse environmental impacts.

Rising petroleum price markets have made ethanol and biodiesel relatively more attractive economically to refiners and blenders resulting in the substitution of ethanol and biodiesel for petroleum based products. Additionally, there are a number of legislative initiatives that are playing pivotal roles in defining the future of ethanol and biodiesel.

Manufacturing Process

Biodiesel

Biodiesel is an ethyl or methyl ester of fatty acids made from edible or non-edible oils and animal fatty acids used as a fuel additive to reduce harmful emissions and particulates and reduce the production of greenhouse gasses. It can be produced by refining oil-based feedstock such as palm oil, jatropha (ratanjyot), pongamia (karanja), grains, groundnut oil, soybean oil, sunflower oil, crude palm oil, rapeseed oil, used vegetable oils, sugarcane juice, molasses, cereals, cellulose biomass and from sources such as herbaceous and woody plants, agricultural and forestry residues and a large portion of municipal solid and industrial waste.

Biodiesel Refining Process

Biodiesel is produced in refining facilities where impurities are removed from the feedstock oil. The oil feedstock is then neutralized to remove any impurities and to separate glycerine from the oil. The glycerine is then removed by settling or centrifugal separation. The resulting oil is “bleached” to remove any remaining impurities, to absorb other chemical compounds introduced in the refining process, and to remove any coloring matter in the oil.

Ethanol

Ethanol, or ethyl alcohol, is a fuel additive used to reduce harmful emissions and to enhance octane. It is produced by the fermentation of carbohydrates found in grains and by the extraction and processing of cellulose found in biomass. Although ethanol can be produced from a number of different sources, including grains such as corn, sorghum and wheat, sugar by-products, rice hulls, cheese whey, potato waste, brewery waste, beverage waste, forestry by-products and paper wastes, approximately 90% of ethanol in the U.S. today is produced from corn. Corn is the primary source for ethanol because corn produces large quantities of relatively cheap carbohydrates, which convert into glucose more efficiently than other kinds of biomass.

Ethanol Distillery Process

Ethanol is produced in fermentation facilities in which corn is ground and mixed with water to form a mash. Mash is then heated, and enzymes are added to convert starch into fermentable sugars. Fermentation occurs when yeast is added to convert the sugars into ethanol and carbon dioxide.

Fermentation produces a mixture called “beer” containing about 15% ethanol and 85% water. Beer is boiled in a distillation column to remove the water, which results in ethyl alcohol that is 90% to 95% pure. This mixture is then dehydrated, which increases the alcohol content to 99% or more. At this point the product is mixed with a denaturant for commercial sale, which renders the product unfit for human beverage consumption.

Solids removed during the distillation process are centrifuged and/or evaporated and then sent to a dryer system to reduce the moisture content to approximately 10%. This by-product of the distillation process is known as DDGS (Distiller’s Dried Grain with Solubles).

By-Products-Biodiesel

Glycerin. The crude glycerin that is recovered from the separation phase of the biodiesel refining process is further purified. Included in our investment in our Kakinada biodiesel plant is $2.5 million to upgrade the biodiesel production facility to enable us to produce, market and sell pharmaceutical grade glycerin in India, where there is currently strong demand.

By-Products-Ethanol

Distillers Grains. Distiller Grains with Solubles (DGS) are a high protein, high-energy livestock and animal feed supplement produced as a by-product of ethanol production. DGS are considered a “middle protein” with a protein content of around 28 percent. Due to differing ages and methods of ethanol plants and production, the nutrient content of DGS varies from plant to plant. DGS are marketed in two primary forms: Wet (WDGS) and Dry (DDGS). WDGS come directly off the manufacturing operations and contain roughly two-thirds moisture (water) by weight. While attractive in this form to local livestock feeding operations, it is expensive and cumbersome to transport long distances. Most DGS production is dried for improved handling and transportability. North American DGS production has increased from 300,000 tons in the 1970s to approximately 2.6 million tons in 2000 with an expected increase to 25.0 million tons by 2016 according to the Renewable Fuels Association. DDGS growth will continue with the anticipated build-out capacity of ethanol.

In a dry grind ethanol process, a bushel of corn produces between 15 and 17 pounds of DDGS, thus a 100 million gallon plant will annually produce approximately 320,000 tons of DDGS. Successful marketing and disposal of DDGS is important to a plant’s success. In order to capture a higher netback price for DDGS, the cost of transportation of the DDGS product is also important. A plant’s ability to sell DDGS to local markets reduces transportation costs, thus increasing the netback revenue of the product.

Carbon Dioxide (CO2). The CO2 resale market is approximately a $500 million market annually in the U.S. If CO2 is captured at the plant, it can generally receive $5 to $50 per ton based upon its end state (unrefined versus refined). This additional revenue source may become more significant as the fertilizer industry, the predominant producer of CO2, is currently experiencing substantial consolidation due to high natural gas prices and low priced off-shore fertilizers. At this time the Company does not plan to capture CO 2 at its plants.

Federal, State and Local Incentives

Federal and State Incentives

There are currently a number of legislative initiatives that are playing pivotal roles in the future of ethanol and biodiesel. These current or pending legislative initiatives are not the only critical policy issues in ethanol, but they are the legislation most likely to define the future expansion in ethanol.

•	Volumetric Ethanol Excise Tax Credit (VEETC) from the recently passed American Jobs Creation Act of 2004 (H.R. 4520)

•	Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007

•	MTBE Ban (state by state currently)

•	Energy Policy Act of 2005

•	State Level Ethanol Incentives

Volumetric Ethanol Excise Tax Credit (VEETC)

Simplifying the tax collection system, a user excise tax levied on both gasoline and ethanol blended fuels is collected at 18.4 cents per gallon; and all excise taxes levied on diesel and biodiesel blended fuels are collected at 24.4 cents per gallon. The most important portion of the VEETC for ethanol was the extension of the Ethanol Tax Incentive related to federal taxes that are not collected on sales of ethanol, which expires after December 31, 2010. The current effective level of the incentive is 51 cents per gallon of waived federal taxes for ethanol greater than 90 proof.

Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007

On October 4, 2007, the Senate Finance Committee approved the Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007. This Act extends the federal biodiesel tax incentive, which currently expires on December 31, 2008, through December 31, 2010 and extends the Biodiesel Small Producer Tax Credit through December 31, 2012.

MTBE Ban

As mentioned earlier, MTBE was the primary oxygenate used in reformulated gasoline blends and marketed in much of the U.S. because it burns cleanly, is a good source of octane, is relatively inexpensive and can be blended with gasoline at the refinery and transported through existing pipelines. However, with the emergence of concerns with groundwater contamination, the use of MTBE in gasoline is being re-examined and several states have banned the use of MTBE in gasoline. Due to its high mobility in ground water and its resistance to biodegradation, MTBE has been detected in an increasing number of public and private water supplies at levels giving rise to concern about possible acute and chronic health effects. As a result, MTBE production volume has begun to shift to fuel ethanol as the next most competitive high octane oxygenate substitute.

Energy Policy Act of 2005

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005 (the “2005 Act”), which contains a comprehensive energy policy, mandating that renewable, domestically produced fuels serve a larger role in meeting our nation's energy needs. Pursuant to the 2005 Act, it was mandated that the consumption of fuel-based ethanol be increased to 7.5 billion gallons by 2012.

State and Local Incentives

Many Midwestern states offer production incentives, grants and tax incentives for those companies who build ethanol facilities within their state. We have focused our initial efforts on two Midwestern states due to the economic merit of building ethanol plants in these regions. In addition to the raw value of these locations, these states have been, and continue to be, very supportive of ethanol production and the congruent economic development opportunities these plants provide to the states, cities and towns in which they are built. The Company plans to take advantage of the available state, county and local incentives at each specific site location.

STRATEGY

Our goal is to be a leader in the production of renewable fuels to address growing renewable and high-octane fuel requirements, and reduce U.S. and EU dependence on foreign energy sources in an environmentally responsible manner.

We presently intend to acquire multiple sites in the U.S. and India for the purpose of constructing next-generation ethanol plants or biodiesel plants on each site. To date, we have completed the construction of our first biodiesel plant in Kakinada, India with a nameplate capacity of 50 million gallons annually. We have not developed any ethanol plants and there is no assurance that we will be able to do so. We have yet to acquire many of the resources we will need, or enter into agreements required, to develop our sites. They include, but are not limited to, the land underlying certain sites, building permits, utility supply agreements, engineering and construction services agreements, adequate financing, and various federal, state and local approvals and permits. Additionally, the business environment surrounding the ethanol or biodiesel industry may make it uneconomical to develop all of these sites. If we are successful in developing a site, we expect such site to produce approximately 100 million gallons of ethanol or 50 million gallons of biodiesel per year.

Strategic Site Selection. We intend to accomplish our goal by developing a portfolio of geographically diversified plants that are strategically located near critical feedstock sources, livestock markets and truck and rail transportation sources. Each facility will be designed to be able to receive feedstock and to distribute ethanol or biodiesel and related by-products by rail and truck. We intend to locate our U.S. plant sites with access to mainline rail lines managed by national railway companies including the CSX Corporation, Union Pacific (UP), Burlington Northern (BN) and Norfolk Southern (NS) railroads.

Experienced Management, Partners and Advisors. We have brought together a management team with extensive experience in strategic business planning and development, plant design engineering and construction, and development and operation of large-scale ethanol and biodiesel plants. This combination of resources provides us with the capacity and experience we require to execute on our development and operational plan.

Enterprise Approach to Risk Mitigation We expect to focus on establishing and implementing disciplined risk management practices for all of our commodities. We will work with all of our vendors (including vendors for feedstock, natural gas, electricity, ethanol and by-products) to ensure proper risk management strategies have been defined and are executed according to plan. We will focus on managing the margin of our entire business by balancing geographic and site needs for feedstock sourcing, and end product marketing. We intend to mitigate our business risk by developing a diversified portfolio of projects while capturing the benefits of scale to ensure long-term competitiveness.

SALES AND MARKETING

The overall goal of our ethanol and biodiesel marketing strategy will be to capture the highest netback price (net price received after transportation costs) while adequately managing price risk and volatility. We plan to coordinate our marketing and sales across multiple plants in a given region, which will allow us to aggregate product volume and better optimize transportation and logistics and thereby giving us greater market and pricing influence.

We plan to contract with established marketing service providers who bring the required depth, resources and relationships to support our marketing objectives. Typically, the scope of the marketing service relationship includes management of the outbound transportation and logistics, risk management and account receivables along with the marketing and sales responsibilities. We are currently in the process of reviewing and qualifying candidates.

COMPETITION

Competition from other Ethanol and Biodiesel Plants

We will compete with numerous other ethanol and biodiesel plants that produce the same product. The majority of ethanol plants in the U.S. are independent plants producing 20-50 million gallons of ethanol per year. Most ethanol plants are located in areas of high feedstock and/or livestock concentration. The number of ethanol plants and the amount of ethanol production has increased significantly since the 2005 mandate was expended.

We will compete on the inbound side for the feedstock and on the outbound side for ethanol and DGS markets and biodiesel and glycerin markets. We will seek to become a large volume operator with multiple production facilities, which will enable us to leverage our scale and geographic diversity to operate at a lower unit cost level while still generating the liquidity required attracting and retaining the right resources and funding continuing improvement as well as research and development activities.

Competition from Alternative Fuels

Historically, MTBE was the primary oxygenate used in reformulated gasoline, accounting for 2/3rds of the total oxygenate market. With the mounting evidence that MTBE contaminates ground water resources, and the subsequent legislative phase out of the use of MTBE for this purpose, MTBE production volume has shifted to ethanol.

Competition from Import Markets

The transition from MTBE, along with the building enthusiasm for ethanol-blended fuels, has resulted in what is viewed as a short-term supply challenge. There has been an increase in ethanol imports to meet this short-term supply gap.

While there is a $0.54 per gallon import tariff on ethanol today, some large ethanol producers in the U.S. have found ways to by-pass this tariff by importing ethanol from countries participating in free trade agreements that offer duty free options such as the Caribbean Basis Initiative (CBI).

There are pending legislative efforts proposing to close this loophole. In the meantime, the CBI allows several Central American countries to send ethanol to the U.S without incurring the $0.54 per gallon import tariff. Duty-free ethanol from CBI is currently capped at 7% of the total amount of U.S. ethanol produced from the previous year, or 60 million gallons, whichever is greater. The CBI countries have never come close to meeting the 7% cap, however, all that could change. In 1996, CBI countries reached 76.8% of the 7% cap for U.S. ethanol imports, but the number has levelled off since then, with 2003’s figure standing only at 38.2%. The current production levels can be attributed to a lack of adequate feedstock supply, but the supplies are now becoming more readily available.

Environmental Matters

Our plants will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on its business or financial condition as a result of its efforts to comply with these requirements. We do not expect to incur material capital expenditures for environmental controls in this or in the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not currently believe that we have any material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at its ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to its operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that it owns or operates if the emissions of hazardous air pollutants exceed certain thresholds. If a facility that we operate is authorized to emit hazardous air pollutants above the threshold level, then we will be required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters. New or expanded facilities would be required to comply with both standards upon start-up if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

See “Risk Factors— Risks Relating to Ethanol and Biodiesel Industry — Plant sites may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.”

EMPLOYEES

We have 12 full time employees and additional contracted services for plant operation, engineering, constuction and marketing. All of these employees are located in the U.S. None of our employees is covered by a collective bargaining agreement. We have had no labor-related work stoppages, and we believe we have positive relations with our employees.

We intend to operate the company so that it is scalable, such that increases in production capacity will require only an incremental addition of operating resources. Upon commencement of ethanol plant operations, we expect that each ethanol plant with an annual capacity of approximately 100 million gallons would require approximately 45 employees. We anticipate that approximately five of these employees would be involved primarily in management and administration with the remainder involved primarily in plant operations.

PROPERTIES

Our corporate headquarters is located at 20400 Stevens Creek Blvd., Suite 700, Cupertino, California. The Cupertino facility office space consists of 6,134 rentable square feet. We occupy this facility under a sublease that commenced October 8, 2007 and ends on September 30, 2009. The base rent for this facility is $15,948.40 per month for the term of the sublease, plus 29.8% of the sublessor’s share of operating expenses of the property. In addition, we lease approximately 1,000 square feet of office space in Lincoln, Nebraska for a monthly rental of $1,395. A list of properties that we have acquired and property that we have the right to acquire for planned future plant development is set forth above. We believe that our existing facilities are adequate for our current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

Mr. McAfee is a founding shareholder or principal investor in 11 publicly traded companies and approximately 20 private companies. Mr. McAfee served as the vice chairman of the Board of Directors of Verdisys, Inc., a publicly traded company, in 2003. To resolve potential litigation and to provide resolution of any issues, Mr. McAfee and the Commission entered into a settlement agreement under which Mr. McAfee neither admitted nor denied causing any action by Verdisys, Inc. to fail to comply with Section 10(b) of the Exchange Act and Rule 10b-5 and agreed to a payment of $25,000.

On July 18, 2007, Logibio Albany Terminal, LLC filed a complaint against American Ethanol, Sutton Ethanol and Eric McAfee, the Company’s chairman, in the United States District Court for the Eastern District of Virginia. The complaint sought a declaratory judgment and damages for alleged fraud and interference with business expectancy. American Ethanol filed a complaint against Logibio and Amit Bhandari, its owner, in New York. The complaint sought a declaratory judgment and damages for alleged fraud and breach of contract.

This claim was settled in October 2007 by mutual agreement of the parties with no payments or costs to either party.

RISK FACTORS

Investing in our securities involves a material degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this report and any accompanying supplement delivered with this report, as well as other information we include in this report and any accompanying supplement hereto. Although every effort has been made to anticipate possible risks, unforeseen conditions and unexpected events may arise, and this list may not be all-inclusive.

Risks Related to Our Business

We have recently commenced business operations and have limited operating history, which makes it difficult to evaluate our financial position and our business plan.

We are a company with limited business operations. Accordingly, there is limited prior operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may never begin or complete construction of an ethanol production facility or, if we do complete the construction of an ethanol or biodiesel production facility, we may not be able to generate sufficient revenues to become profitable.

We will need to obtain a significant amount of additional debt and equity capital to complete the development and completion of our planned ethanol and biodiesel plants, which we may not be able to obtain on acceptable terms or at all.

As of September 30, 2007, we had approximately $6.6 million in cash on hand, $0 in outstanding payments and $358,000 in accounts payable. Additional funding will be needed to meet ongoing working capital needs as well as to meet ongoing obligations with respect to the construction of our planned ethanol and biodiesel plants. Based on our internal projections, we currently estimate that the cost to develop and construct our proposed U.S. ethanol plants is approximately $240 million and the cost to develop and construct our proposed biodiesel plants in India is approximately $30 million per plant. In addition, once these plants have been constructed, we will have to fund the start-up operations of these plants until the plants generate sufficient cash flow from their operations, if ever. We have acquired two sites and have options to acquire five additional sites in the U.S. on which we propose to construct ethanol and/or biodiesel plants. If all of these sites are purchased and developed, the development and construction costs for these additional facilities are anticipated to exceed $1.5 billion. Additionally, we may encounter unforeseen costs that could also require us to seek additional capital. Further, we have been operating at a loss and expect to increase our operating expenses significantly as we expand our operations and begin anticipated plant construction.

Although we have raised approximately $34.4 million to date, any future equity or other fundraising may not be successful. Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2006, which includes a material uncertainty related to our ability to continue as a going concern.

The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding could slow down or prevent us from executing on our plan to construct ethanol and biodiesel plants. Furthermore, our construction strategy may not produce material revenues even if successfully funded. We intend to explore a number of options to secure alternative sources of capital, including the issuance of senior secured debt, subordinated debt, and additional equity, including preferred equity securities or other equity securities. We have not yet identified the sources for the additional financing we require and we do not have firm commitments from any third parties to provide this financing. We might not succeed, therefore, in raising additional equity capital or in negotiating and obtaining additional and acceptable financing when we need it or at all. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We cannot assure you that we will be able to implement or capitalize on various financing alternatives or otherwise obtain required working capital, the need for which is substantial given our operating loss history and our business and development plan. The terms of any future debt or equity funding that we may obtain in the future may be unfavorable to us and to our shareholders. Our failure to manage our growth effectively could prevent us from achieving our goals.

Our auditor's opinion expresses substantial doubt about our ability to continue as a "going concern.”

Our independent auditor’s report on our December 31, 2006 financial statements included herein states that recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to develop our business and to generate sufficient revenues, we may have to discontinue operations or cease to exist, which would be detrimental to the value of your investment. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

Our auditors identified material weaknesses in our internal control over financial reporting as of December 31, 2006. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately report our financial results.

In connection with our audit of our financial statements, our external auditors, BDO Seidman, LLP advised us that they were concerned that as of and for the year ended December 31, 2006, our accounting resources did not include enough people with the detailed knowledge, experience and training in the selection and application of certain accounting principles generally accepted in the United States of America (GAAP) to meet our financial reporting needs. This control deficiency contributed to material weaknesses in internal control with respect to accounting for revenue recognition, equity and acquisitions. A “material weakness” is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement in the financial statements or related disclosures will not be prevented or detected. In preparation for the Reverse Merger, we engaged a consultant experienced in accounting and financial reporting who assisted us in preparing our financial statements. We have hired a corporate controller with specific responsibilities for external financial reporting, internal control, revenue recognition and purchase accounting. We expect to incur significant additional costs in the future. While we expect to complete the process of bringing our internal control documentation into compliance with SOX Section 404 as quickly as possible, we cannot at this time estimate how long it will take to complete the process or the ultimate cost. We expect such costs to be significant.

We envision a period of rapid growth that may impose a significant burden on our administrative and operational resources which, if not effectively managed, could impair our growth.

Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. The growth of our business, and in particular, the construction of our planned ethanol and biodiesel production facilities, will require significant investments of capital and management's close attention. In addition to our plans to construct ethanol and biodiesel production facilities, we may seek to enter into significant marketing agreements, and other similar agreements with companies that currently, or expect to, produce ethanol or biodiesel. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel; we may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

We plan to fund a substantial majority of the construction costs of our planned ethanol and biodiesel production facilities through the issuance of a significant amount of debt, resulting in substantial debt service requirements that could harm our financial condition.

We plan to fund a substantial majority of the construction costs of our planned ethanol and biodiesel production facilities through the issuance of a significant amount of debt. As a result, our capital structure is expected to contain a significant amount of debt. Debt levels and debt service requirements could have important consequences to us, which could reduce the value of your investment, including:

•	limiting our ability to borrow additional amounts for operating capital or other purposes and causing us to be able to borrow additional funds only on unfavorable terms;

•	reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on debt;

•	making us vulnerable to increases in prevailing interest rates;

•	placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

•	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for our shareholders in the event of a liquidation; and

•	limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business as a result of general economic conditions.

If we are unable to pay our debt service obligations, we could be forced to reduce or eliminate dividends to our shareholders, if they were to commence, and/or reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt on substantially less favorable terms. In the event that we were unable to refinance all or a portion of our debt or raise funds through asset sales, sales of equity or otherwise, we may be forced to liquidate.

If we fail to finalize critical agreements, such as design-build agreements, ethanol and by-product marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that significantly reduce our profitability.

To date, we have not signed definitive binding construction agreements with any EPC firm in the United States to design and build our planned ethanol plants. Nor have we entered into any by-product marketing agreements, feedstock agreements or utility supply agreements with respect to either our planned ethanol or biodiesel plants. If we are unable to enter into these critical agreements or the definitive versions of those agreements, documents, plans or proposals contain terms or conditions that vary significantly from the terms and conditions currently expected by us, we may not be able to operate profitably.

We will be dependent on our engineering procurement and construction (EPC) firm and our process engineering firms, and their subsidiaries and affiliates for expertise in the design, construction and operation of ethanol and biodiesel plants and any loss of these relationships could cause delay and added expense, placing us at a competitive disadvantage.

The number of engineering and construction firms in the U.S. and India with the necessary expertise to design and build ethanol and biodiesel plants and their available capacity is limited. We will be dependent on our relationships with our EPC firms, and their subsidiaries, affiliates and employees. Any loss of, or damage to, these relationships, particularly during the construction and start-up period for the plant(s), may significantly delay or even prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol and biodiesel industry.

We may be unable to protect our intellectual property, which could negatively affect our ability to compete.

We rely on a combination of trademark, trade name, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees, consultants, and corporate partners, and control access to and distribution of our confidential information. These measures may not preclude the disclosure of our confidential or proprietary information. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information. Monitoring unauthorized use of our confidential information is difficult, and we cannot be certain that the steps we take to prevent unauthorized use of our confidential information, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the U.S., will be effective.

On February 23, 2006, our wholly owned subsidiary American Ethanol, Inc. registered as a corporation in the State of Nevada under the trade name American Ethanol, Inc. On March 1, 2006, we filed an “Intent to Use” Trademark application for the name American Ethanol with the U.S. Patent and Trademark Office (USPTO). Another company in Santa Maria, California registered as a California corporation under the name American Ethanol, Inc. in November 2005 and incorporated in the State of Delaware under the name of American Ethanol, Inc. This company has also filed “Use” trademark applications with the USPTO for the names American Ethanol and America’s Ethanol. These trademark applications predate our trademark application and therefore if upheld may prohibit us from using the trademark American Ethanol. In addition, their use of the trade name American Ethanol, Inc. in California predates our use of the trade name in Nevada. As a result, we may be obligated to change our subsidiary’s trade name as well, and may be subject to damages for trademark and trade name infringement.

We will be required to hire and retain skilled technical and managerial personnel.

Personnel qualified to operate and manage ethanol and biodiesel plants are in demand. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and highly-skilled employees, particularly managerial, technical, sales, and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the required highly trained managerial and technical personnel that are integral to production and development and technical support teams may have a negative impact on the operation of our plants, which would have a negative impact on revenues. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect us.

We are dependent upon our officers for management and direction and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for implementation of our proposed expansion strategy and execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Increases in site or plant construction costs may require us to raise additional capital resulting in a dilution of your investment.

We anticipate that EPC firms will construct our proposed plants for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. The estimated cost of construction of plants is based on preliminary discussions, and there is no assurance that the final cost of one or more of our plants will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of plants. Shortages of steel, concrete or other building materials or labor could affect the final cost and final completion date of the project. In addition, specific site conditions at any plant site may increase construction costs. For example, a proposed site’s proximity or access to natural gas, electricity and water will affect construction costs and the greater the distance to natural gas pipelines and electric power lines, or if we are required to drill deeper than anticipated wells to access the required quantity and quality of water, the construction costs of a site could substantially increase. Any significant increase in the estimated construction cost of the plant could require us to raise additional capital, which would dilute your ownership in the company.

Construction delays could result in devaluation of our shares if the production and sale of ethanol, biodiesel and their by-products are similarly delayed.

Construction projects often involve delays for a number of reasons including delays in obtaining permits, delays due to weather conditions, or other events. In addition, an EPC firm’s or any other company’s involvement in the construction of a number of other plants while constructing our plant could cause delays in the construction schedule. Also, any changes in interest rates or the credit environment or any changes in political administrations at the federal, state or local level that result in policy changes towards ethanol, biodiesel or any of our projects could also cause construction and operation delays. If it takes longer to construct any one or more of our plants than is anticipated, our ability to generate revenues could be impaired and make it difficult for us to meet our debt service obligations.

Defects in plant construction could result in the delay of ethanol or biodiesel production, which could delay our ability to generate revenues and result in a devaluation of our securities.

There is no assurance that defects in materials and/or workmanship in a plant will not occur. Under the expected terms of design-build agreements, we expect that the EPC firm would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require the EPC firm to correct all defects in material or workmanship for a period of time after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues.

Any operational disruption could result in a reduction in sales volumes and could cause us to incur substantial losses.

If we are able to complete the construction of our plants, our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to a number of lawsuits from time to time arising in the ordinary course of our business. The expense of defending ourself against such litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending ourself may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on our business, results of operations and cash flows.

Risks Related to Ethanol and Biodiesel Industry

Our financial performance will be dependent on prices for corn and other feedstock and commodities, which are subject to and determined by market forces outside our control.

Our results of operations and financial condition will be significantly affected by the cost and supply of feedstocks such as corn and palm oil, and other commodities such as natural gas and electricity. The price of feedstock is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn and other feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock are available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for feedstock at a facility could increase if an additional ethanol or biodiesel production facility is built in the same general vicinity.

The availability and price of feedstock will significantly influence our financial performance. We may purchase feedstock in the cash market and hedge price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation, which may leave it vulnerable to high feedstock prices. Hedging activities themselves can result in costs because price movements in feedstock contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Generally, higher feedstock prices will usually produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased feedstock costs to our customers. There is no assurance that we will be able to pass through higher feedstock prices because we presently have no operational plants or customers. If a period of high feedstock prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operations.

We will rely upon third parties for the supply of natural gas and electricity, which is consumed in the manufacture of biofuels. The prices for and availability of natural gas and electricity are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic and political conditions. Significant disruptions in the supply of natural gas or electricity could impair our ability to manufacture ethanol or biodiesel. Furthermore, increases in natural gas or electricity prices or changes in natural gas or electricity costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position.

We may depend on others for sales of our products, which may place it at a competitive disadvantage and reduce profitability.

We expect to hire third-party marketing firms to market some or all of the ethanol and biodiesel we plan to produce. We may also hire third-party firms to market the by products of ethanol and biodiesel production such as distillers’ grains and glycerin. As a result, we expect to be dependent on any brokers that we engage. There is no assurance that we will be able to enter into contracts with any brokers on terms that are favorable to us. If the broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biofuels we produce, we may not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place it at a competitive disadvantage. Our failure to sell all of our products may result in less income from sales, reducing our revenue stream.

The ethanol and biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

The ethanol and biodiesel production and marketing industry is extremely competitive. Many of our significant competitors in the ethanol production and marketing industry, such as Archer-Daniels-Midland Company, have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Declines in the prices of ethanol, distillers’ grains, biodiesel and glycerin will have a significant negative impact on our financial performance.

Our revenues will be greatly affected by the price at which we can sell our ethanol, distillers’ grains, biodiesel and glycerin. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues.

The prices of ethanol and biodiesel have recently been higher than their 10-year average. We expect these prices to be volatile as supply from new and existing ethanol and biodiesel plants increases to meet increased demand. Increased production of ethanol and biodiesel may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers’ grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol and biodiesel could result in increased demand for the relevant feedstock such as corn and palm oil. This could result in higher prices for such feedstock creating lower profits. There can be no assurance as to the price of biodiesel, ethanol, distillers’ grains or glycerin in the future. Any downward changes in the price of biodiesel, ethanol, distillers’ grains and/or glycerin may result in less income, which would decrease our profitability.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and ethanol and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. The emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol and biodiesel, which would negatively impact our profitability.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis.

Most ethanol in the U.S. is currently produced from corn and other raw grains. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may require significant additional investment in order to be competitive, or may not be able to compete effectively. It may or may not be cost-effective to convert existing ethanol plants into plants capable of using cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline.

The number of ethanol plants being developed and constructed in the U.S. continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. Archer Daniels Midland recently announced a plan to add approximately 500 million gallons per year of additional ethanol production capacity in the U.S. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen our position in the ethanol industry and cause a significant increase in domestic ethanol supply. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate our profitability.

Ethanol imported from other countries may be a less expensive alternative to ethanol produced by us, which would cause us to lose market share and adversely affect profitability.

Brazil is currently the world’s largest producer and exporter of ethanol. Ethanol imported from Brazil and other countries may be a less expensive alternative to domestically produced ethanol if tariffs presently protecting U.S. ethanol producers are reduced or eliminated. Competition from ethanol imported from Brazil and other countries may affect our ability to sell ethanol profitably.

In addition, ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the U.S. under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the U.S. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably.

Changes and advances in ethanol production technology could require us to incur costs to update our planned ethanol plants or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

Advances and changes in ethanol production technology may make the ethanol production technology installed in any of our plants less desirable or obsolete. These advances may also allow competitors to produce ethanol at a lower cost than we can. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plants to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Plant sites may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

We may encounter hazardous conditions at or near each of our planned facility sites that may delay or prevent construction of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay or prevent construction of a particular facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, estimated sales and profitability may be adversely affected.

Risks Related to Regulation and Governmental Action

A change in government policies favorable to ethanol or biodiesel may cause demand for ethanol or biodiesel to decline.

Growth and demand for ethanol and biodiesel may be driven primarily by federal and state government policies, such as state laws banning Methyl Tertiary Butyl Ether (MTBE) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol or biodiesel may decline if these policies change or are discontinued.

Federal tax incentives for ethanol and biodiesel production may be eliminated in the future, which could hinder our ability to operate at a profit and adversely affect our business.

The ethanol and biodiesel industry and our business are assisted by various federal tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion-gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could increase ethanol prices and thereby reduce the market for ethanol, which could reduce our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of our business.

Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. This tax credit may foster additional growth in ethanol plants of a size similar to our proposed plants and increase competition in this particular plant size category.

Similarly, there is a $1.00 per gallon tax credit allowed for the production of biodiesel. If U.S. federal energy policy changes, of if the tax credit were eliminated, it could have a negative impact on our biodiesel business. The U.S. Congress is currently debating such a proposal, and is expected to vote on revised energy policies in the fall of 2007. Any reduction or elimination of current tax credits could have a negative impact on us and our business.

Changes in environmental regulations or violations of the regulations could be expensive and reduce our ability to become profitable.

We are and will continue to be subject to extensive air, water and other environmental regulations and will need to obtain a number of environmental permits to construct and operate our plants. In addition, it is likely that senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. If for any reason, any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce profits.

Our lack of business diversification could result in the devaluation of our securities if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of ethanol, biodiesel, distillers’ grains and glycerin production and sales. We currently have no other lines of business or other sources of revenue if we are unable to complete the construction and operation of our proposed plants.  Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol, biodiesel, distillers grains and glycerin, since we do not have any other lines of business or alternative revenue sources.

Risks Related to Our Stock

There can be no assurance that a liquid public market for our common stock will continue to exist.

Although our shares of common stock are eligible for quotation on the OTC Bulletin Board electronic over-the-counter trading system, a very limited number of shares trade on a regular basis and there may not be a significant market in such stock. There can be no assurance that a regular and established market will be developed and maintained for our common stock. There can also be no assurance as to the strength or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares.

It is likely that there will be significant volatility in the trading price.

Market prices for our common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in our operating results and other factors. Because our business plan is to own and operate ethanol and biodiesel plants, factors that could affect our future stock price, and create volatility in our stock price, include the price and demand for ethanol and biodiesel, the price and availability of oil and gasoline, the political situation in the Middle East, U.S. energy policies, federal and state regulatory changes that affect the price of ethanol or biodiesel, and the existence or discontinuation of legislative incentives for renewable fuels. Our stock price will also be affected by the trading price of the stock of our competitors, investor perceptions of us, interest rates, general economic conditions and those specific to the ethanol or biodiesel industry, developments with regard to our operations and activities, our future financial condition, and changes in our management.

Risks relating to low priced stocks.

Although our common stock currently is quoted and traded on the OTC Bulletin Board (although there has been only limited trading since May 2006 when trading on the OTCBB began), the price at which the stock will trade after the consummation of the Reverse Merger cannot currently be estimated. If our common stock trades below $5.00 per share, trading in the common stock may be subject to the requirements of certain rules promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price share of less than $5.00 per share, subject to certain exceptions) and a two business day “cooling off period” before broker and dealers can effect transactions in penny stocks. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. These, and the other burdens imposed upon broker-dealers by the penny stock requirements, could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell it.

We do not intend to pay dividends.

We have not paid any cash dividends on any of our securities since inception and we do not anticipate paying any cash dividends on any of our securities in the foreseeable future.

Members of our management hold a substantial amount of our common stock, which will enable these shareholders to exercise influence over many matters requiring shareholder approval and may have the effect of delaying, preventing or deterring a change in control, which could deprive you of an opportunity to receive a premium for your securities as part of a sale of the company and may affect the market price of our stock.

Cagan McAfee Capital Partners (“CMCP”), Eric A. McAfee and Laird Q. Cagan, in the aggregate, beneficially own approximately 33% of our capital stock on a fully diluted, as converted basis. Mr. Cagan and Mr. McAfee are equal co-owners and Managing Directors of CMCP. In addition, the other members of our Board of Directors and management, in the aggregate, beneficially own approximately 44% of our common stock. As a result, these shareholders, acting together, will be able to influence many matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. See “Security Ownership of Certain Beneficial Owners and Management.” The interests of these shareholders may differ from yours and this concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive you of an opportunity to receive a premium for your securities as part of a sale of the company and may affect the market price of our securities.

Future sales of our securities, or the perception in the markets that these sales may occur, could depress our stock price.

We have issued and outstanding approximately (i) 84 million shares of common stock; (ii) 6.5 million shares of Series B Preferred Stock; and (iii) options and warrants exercisable for 2.9 million shares of common stock and .75 million shares of Series B Preferred Stock. These securities will be eligible for public sale only if registered under the Securities Act or if the shareholder qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, or other applicable exemption. Our officers, directors and holders of substantially all of our capital stock have not entered into any lock-up agreements restricting their ability to sell, transfer or otherwise dispose of any of their shares. The market price of our capital stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors also could make it more difficult for us to raise capital or make acquisitions through the issuance of additional shares of our common stock or other equity securities.

We are obligated to register the shares of common stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock for sale to the public after the Reverse Merger. In addition, these security holders will have the right to include their securities in any public offering we may undertake in the future or demand that we register some or all of their shares for sale to the public. The registration or sale of any of these securities could cause the market price of our securities to drop significantly.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with the American Ethanol consolidated financial statements and accompanying notes included elsewhere in this Report. The following discussion contains forward-looking statements that reflect the plans, estimates and beliefs of American Ethanol. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Report, particularly in “Risk Factors.” All references to years relate to the calendar year ended December 31 of the particular year.

Overview

The audited consolidated and unaudited condensed consolidated financial statements include the accounts of American Ethanol, Inc. (“American Ethanol”), a Nevada corporation, and its wholly owned subsidiaries. We are in the business of developing, acquiring, constructing and operating ethanol and biodiesel production facilities and selling ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. We have recently commenced operations and do not have a long operation history.

American Ethanol, Inc. was originally incorporated in California on September 12, 2001 as Great Valley Ventures LLC, although no operating agreement was adopted and no capital was contributed until November 29, 2005. From November 2005 through December 2005, Great Valley commenced activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, Great Valley Ventures was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. Accordingly, American Ethanol’s consolidated financial statements include the assets, liabilities and operations of the predecessor LLC as if the merger had taken place on November 29, 2005, the date of the LLC’s inception. American Ethanol is in the development stage with its efforts being principally devoted to acquiring real estate, permitting of ethanol plants, constructing new plants, securing feedstock sources, developing new plant processes, engineering manufacturing systems, and equity raising activities.

On June 23, 2006, American Ethanol acquired 88.3% of the outstanding common stock of Marwich II, Ltd., a Colorado corporation pursuant to a stock purchase agreement between American Ethanol and the principal shareholders of the Company. Marwich-Colorado was a shell company and had no current operations. Also on June 23, 2006, American Ethanol entered into an Agreement and Plan of Merger with Marwich-Colorado pursuant to which American Ethanol agreed to merge into Marwich-Colorado. On July 19, 2007, Marwich-Colorado, Marwich II, Ltd., a Nevada corporation and wholly-owned subsidiary of Marwich-Colorado (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly owned subsidiary of Marwich-Nevada (“Merger Sub”), and American Ethanol entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement superseded the Agreement and Plan of Merger entered into on June 23, 2006.

Pursuant to the Amended Merger Agreement, Marwich-Colorado agreed to reincorporate into the State of Nevada (the “Reincorporation”) and, subject to the Reincorporation, American Ethanol agreed to merger with Merger Sub with American Ethanol being the surviving corporation (the “Reverse Merger’). The Reincorporation and Reverse Merger were consummated on December 7, 2007. In connection with the Reverse Merger, Marwich-Nevada issued to the former shareholders of American Ethanol 84,114,998 shares of its common stock in exchange for all of the outstanding shares of American Ethanol common stock, 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol Series B Preferred Stock and assumed options and warrants exercisable for 2,957,000 shares of our common stock and 747,911 shares of our Series B Preferred Stock, respectively. The Company then changed its name to AE Biofuels, Inc. As a result, American Ethanol became our wholly owned subsidiary and the former stockholders of American Ethanol became the controlling stockholders of the Company.

Cash and Cash Equivalents. American Ethanol considers all highly liquid investments with an original maturity of three months or less, to be cash equivalents.

Property, Plant and Equipment. Property, plant and equipment is carried at cost less accumulated depreciation and is comprised primarily of land acquired for development of production facilities in the United States and construction in progress costs related to our biodiesel joint venture in India. During the quarter, minor furniture and fixtures were placed in service, and accordingly, depreciation of $104 was recognized on these assets.

Intangible Assets. Intangible assets are comprised of purchase of the domain names americanethanol.com and aebiofuels.com. The acquisition of Biofuels Marketing, Inc. resulted in an intangible asset of $600,000, which represents the estimated fair value of marketing lists and contacts obtained. This intangible asset is being amortized over an 18 month estimated useful resulting in $100,000 per quarter of amortization. As of September 30, 2007 amortization of $33,333 was recorded.

Other Assets. Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities and the value of future lease payments related to the India biodiesel joint venture. As of September 30, 2007 the Company has options for six sites in Illinois and Nebraska (five of which have been permitted by the EPA for 110 million gallon ethanol plants). The cost of the land represented by these options is approximately $19.3 million. It also includes certain assets of the India joint venture.

Short-term borrowings. On November 16, 2006 the Company entered into a short-term loan agreement with one of its directors wherein the Company borrowed $1 million at 10% interest per annum for a period of six months or until funds are raised through a private placement are sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. During the first quarter of 2007 the Company repaid $750,000 plus interest on this loan and during the second quarter borrowed $575,000. As of September 30, 2007 the Company repaid all borrowings under this loan.

Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has operated at a loss through September 30, 2007. As of the Balance Sheet and Statement of Operations dates no income tax provision or benefit is reflected in these financial statements.

Organizational and Start Up Costs. AE Biofuels expenses all organizational and start up costs as they are incurred.

Revenues and expenses

Revenues. The Company had one sale during the fourth quarter of 2006. This sale involved the purchase and resale of biodiesel fuel and amounted to $744,450 in revenues and a cost of goods of $735,000. No other revenues were recorded for the period from January 1, 2006 through September 30, 2007.

Expenses. For the period from January 1, 2006 through September 30, 2007, the Company was in the development stage. The Company’s primary functions have been raising capital, identifying properties suitable for development as ethanol and/or biodiesel plants, permitting ethanol and biodiesel sites, negotiating options to purchase such properties and developing relationships in India and developing biodiesel facilities in that country.

The primary expenses that the Company has incurred are: 1) employee compensation that has averaged approximately $798,000 per quarter or 44% of expenses over the last seven quarters with the high quarters being the second quarter 2007 ($869,880 in expenses) when $385,000 in performance bonuses were accrued for employees and the third quarter 2007 ($1,445,600 in expenses) when approximately $921,000 was recorded as stock based compensation for stock compensation; 2) Professional fees paid to legal counsels, accountants and advisors that averaged $645,500 per quarter or 34% of our quarterly expenditures; and 3) travel expenses related to finding suitable sites for ethanol and biodiesel facilities as well as fund raising efforts have averaged $176,000 or 10% per quarter.

Included in professional fees above is $45,000 in fees paid quarterly to Cagan McAfee for advisory and office services. Cagan McAfee is owned by the chairman and a director of the Company and one other director.

Three Months Ended September 30, 2007

For the quarter ended September 30, 2007, total expenses were approximately $3,584,500 that excludes the $5,114,234 in asset impairment from the dissolution of the Sutton Joint Venture. Other key items were $921,000 in stock based compensation mentioned earlier included in the $1,445,600 of compensation expense (40.3%), $1,064,500 for professional services (29.7%) and $436,000 for Supplies and Services (12.2%) of which $322,000 relates to the expense of expired options.

Three Months Ended September 30, 2006

For the quarter ended September 30, 2006 total expenses included compensation of approximately $460,000 of which $0 was stock based compensation. Other key items included professional services of $643,000, travel of $207,400, and plant/permitting costs of $169,800.

Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007 total expenses were approximately $7,667,982 excluding $5,114,234 in asset impairment from the dissolution of the Sutton Joint Venture. Compensation expense was $3,562,000 of which $1,691,000 in stock based compensation. Other key items were professional services of $2,274,334, and travel of $563,714.

Nine Months Ended September 30, 2006

For the nine months ended September 30, 2006 total expenses included compensation of approximately $1,556,300 of which $341,500 was stock based compensation. Other key items included professional services of $1,778,000, travel of $457,400, and plant/permitting costs of $225,700.

Liquidity

Through September 30, 2007, we have raised approximately $32.0 million (net of expenses) through the sale of equity; $2 million from the sale of our subsidiary, Wahoo Ethanol, LLC; and $8 million pursuant to the repurchase of our interest in Sutton Ethanol, LLC. At September 30, 2007 we had approximately $6.5 million in cash on hand, of which $3.6 million is held in our Indian subsidiary. The funds that we have raised to date have been used for operating expenses (approximately $12 million), development of our 50 million gallon biodiesel facility in India (approximately $15.4 million), a land acquisition in Illinois for development of an ethanol facility (approximately $2.3 million), and a land acquisition and improvements in Nebraska for development of an ethanol facility (approximately $2.9 million), and 6 land options in Illinois and Nebraska for possible future development of ethanol facilities. As part of the repurchase of our interest in Sutton, approximately $5.2 million was charged to expense for impairment of assets related to this project.

We will need significantly more cash to implement our plan to build a number of ethanol plants throughout the Midwest and continue to develop biodiesel facilities in India. We intend to raise these funds through the sale of additional equity either in AE Biofuels or one of our subsidiaries, joint ventures, construction loans, long-term debt financings and operating cash flow. We estimate the construction costs of a 110 million gallon per year (“MMGY”) ethanol plant at today’s cost to be approximately $240 million with approximately an additional $36 million required for working capital. We estimate that the cost to develop a biodiesel facility in India is approximately $30 million with approximately an additional $6 million required for working capital. Therefore, we must raise a significant amount of capital to meet our plan and goals.

Due to the risk factors discussed earlier in this document there can be no assurance that we will be successful in raising the additional funds necessary to carry out management’s plans for the future. Management estimates that it will need to obtain approximately $140 million in additional debt or equity funds for each ethanol facility it builds, plus cash to continue its development efforts. The Company today is spending approximately $550,000 per month to cover its general and administrative costs. Funds available at September 30, 2007 are only sufficient to cover approximately ten months of our operating costs.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 effective January 1, 2007 and through June 30, 2007, has recorded no impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, it sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of FASB Statement No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of FASB Statement No. 157 should be applied retrospectively. On November 16, 2007 the FASB partially delayed the implementation of SFAS No. 157. The delay pertains to non-financial assets and liabilities being disclosed at Fair Value, measuring of fair values of liabilities at exit prices and the applicability of disclosure requirements to retirement plan assets. The effective date of these items will be for financial statements issued subsequent to November 15, 2008. The Company is currently evaluating the requirements of SFAS No. 157.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The Company will adopt FASB Statement No. 159 in the first quarter of 2008 and is evaluating the effect, if any, on its financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our current officers and current and proposed directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014.

	Common Shares			Series B Preferred
Name of Beneficial Owner	#		%	#	%

Officers and Directors
Eric A. McAfee (1)	13,000,000	(2)	15.5	-	-
Laird Q. Cagan (1)	15,032,905	(3)	17.9	-	-
Surendra Ajjarapu (4)	7,200,000		8.6	-	-
Andy Foster (5)	350,000		*	-	-
William Maender (6)	800,000		*	-	-
Michael Peterson (7)	1,200,000	(7)	1.4	-	-
LtGen Michael DeLong (8)	5,000		*	-	-
Harold Sorgenti	-		*	-	-
All executive officers and directors as a group (8 persons)	37,587,905		44.7	-	-

5% Holders
Cagan McAfee Capital Partners, LLC	(1)(2)			-	-
Cagan Capital, LLC	(1)(3)			-	-
Liviakis Financial Communications, Inc. 655 Redwood Hwy, Suite 255, Mill Valley, CA 94941	4,400,000		5.2	-	-
Telecom Investments Holdings Limited	8,100,000		9.6
Dalrymple Global Resources Master Fund, LP 3300 Oak Lawn Ave. Suite 650 Dallas, TX 75219	-		-	999,999	15.4

* Less than 1%.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that currently are exercisable or exercisable within 60 days of the date of this table are deemed outstanding.

(1)	Address: c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014.

(2)
Includes (i) 6,200,000 shares held by McAfee Capital, LLC, a fund owned by Mr. McAfee and his wife; (ii) 800,000 shares owned by P2 Capital, LLC, a fund owned by Mr. McAfee’s wife and children, and (iii) 12,000,000 shares held by Cagan McAfee Capital Partners, LLC, of which Mr. McAfee is a 50% owner. Mr. McAfee disclaims beneficial ownership over 50% of the shares held by Cagan McAfee Capital Partners, LLC except to the extent of his pecuniary interest therein.

(3)
Includes (i) 7,200,000 shares held by Cagan Capital, LLC, a fund owned by Mr. Cagan; (ii) 400,000 shares owned by KRC Trust and 400,000 shares owned by KQC Trust, trusts for Mr. Cagan’s daughters for which Mr. Cagan is trustee; (iii) 12,000,000 shares held by Cagan McAfee Capital Partners, LLC, of which Mr. Cagan is a 50% owner; and (iv) 760,000 shares of common stock issuable pursuant to an outstanding warrant. Mr. Cagan is a registered representative of Chadbourn Securities, Inc. and received 95% of the placement agent warrants received by Chadbourn Securities, Inc. in connection with the Series A Preferred Stock offering. Mr. Cagan disclaims beneficial ownership over 50% of the shares held by Cagan McAfee Capital Partners, LLC except to the extent of his pecuniary interest therein.

(4)	Includes 300,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

(5)	Includes 225,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

(6)
Mr. Maender’s Restricted Purchase Agreement and provides for the sale to Mr. Maender of 800,000 shares of American Ethanol common stock, at a nominal price per share, with 200,000 shares immediately vesting and the remaining shares subject to American Ethanol’s right of repurchase decreasing at the rate of 200,000 shares per year.

(7)
Address: 17 Canary Court, Danville, California 94526. Includes 1,000,000 shares of common stock issuable upon conversion of Series A Preferred held by Pascal Investment Partners Equity Fund. Mr. Peterson holds 41% of Pascal Investment Partners Equity Fund and 100% of Pascal Management LLC, which is its sole general partner, and therefore may be deemed to beneficially own the shares held by Pascal Investment Partners Equity Fund. Mr. Peterson disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 5,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding our current directors and current executive officers effective as of the effective December 12, 2007. Except as set forth below, there are no family relationships between any of our directors or executive officers. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns or is removed by the Board or his successor is elected then qualified. Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal.

Name	Age	Position
Eric A. McAfee	45	Chief Executive Officer and Chairman of the Board
Surendra Ajjarapu	37	President and Director
Laird Q. Cagan	49	Director
Michael L. Peterson	44	Director
LtGen Michael P. DeLong	62	Director
Harold Sorgenti	73	Director
Andrew Foster	42	Executive Vice President and Chief Operating Officer
William J. Maender	61	Chief Financial Officer and Secretary

The following is a brief description of the business experience and background of the Company’s current directors and executive officers:

Eric A. McAfee - Chief Executive Officer and Chairman of the Board

Mr. McAfee co-founded American Ethanol in 2005 and has served as its Chairman of the Board since February 2006. Mr. McAfee was appointed American Ethanol's Chief Executive Officer in February 2007. Mr. McAfee has been an entrepreneur, merchant banker, venture capitalist and farmer/dairyman for over 20 years. Since 1998, Mr. McAfee has been a principal of Berg McAfee Companies, an investment company. Since 2000, Mr. McAfee has been a principal of Cagan McAfee Capital Partners (“CMCP”) through which Mr. McAfee has founded or acquired ten energy and technology companies. In 2003, Mr. McAfee co-founded Pacific Ethanol, Inc. (Nasdaq PEIX), a West Coast ethanol producer and marketer. Mr. McAfee received a Bachelors of Science in Management from Fresno State University in 1986. Mr. McAfee is a graduate of the Harvard Business School Private Equity and Venture Capital Program, and is a 1993 graduate of the Stanford Graduate School of Business Executive Program.

Surendra K. Ajjarapu -President and Director

Mr. Ajjarapu has been with American Ethanol since December 2005, most recently as President and chairman of our Subsidiary, International Biofuels, Inc. Mr. Ajjarapu is an entrepreneur who has successfully started several companies in the U.S. and India. In 1995, Mr. Ajjarapu formed an information technology consulting firm in the U.S. and grew the business to Europe and Asia. Mr. Ajjarapu has more than 11 years of executive management and board experience while operating successful and profitable businesses in both U.S. and abroad. In 2005, Mr. Ajjarapu co-founded Wahoo Ethanol and Sutton Ethanol in central Nebraska, where he was active in site identification and capital raising. Mr. Ajjarapu was President/Director for Sutton Ethanol and Director of Wahoo. Mr. Ajjarapu currently sits on the board of Global Information Technology, Inc. Global Information Technology, a private information technology consulting company, filed for bankruptcy in September 2002 and emerged from bankruptcy in October 2003. Mr. Ajjarapu has previously held several other board memberships including but not limited to LTD/INDIA and Global Exim, Inc. Mr. Ajjarapu is a graduate of South Dakota State University, Brookings, SD with a Masters in Science in Environmental Engineering. He also received an MBA in finance and international management from the University of South Florida, Tampa, Florida in 2006.

Laird Q. Cagan - Director

Mr. Cagan co-founded American Ethanol in 2005 and has served as a member of its Board of Directors since February 2006. Mr. Cagan is a co-founder and is a Managing Director, of Cagan McAfee Capital Partners, LLC, a merchant bank in Cupertino, California. He also serves as Chairman of the Board of Directors for Evolution Petroleum, Inc. (AMEX: EPM) and as President of Cagan Capital, LLC, an investment firm he formed in 1990. From 1999 to 2001, he served as Chairman and Chief Executive Officer of BarterNet Corporation, a worldwide Internet B2B exchange. Mr. Cagan has been involved over the past 20 years as a venture capitalist, investment banker and principal in a wide variety of financings, mergers, acquisitions and investments of high growth companies in a wide variety of industries. At Goldman Sachs and Drexel Burnham Lambert Mr. Cagan was involved in over $14 billion worth of transactions. Mr. Cagan attended M.I.T. then received a B.S. and an M.S. degree in Engineering and an MBA, from Stanford University. He is a member of the Stanford University Athletic Board of Directors as well as Chairman of the South Bay Chapter of the Young Presidents Organization. Mr. Cagan is also a registered representative and Principal of Chadbourn Securities, Inc., one of the Company’s Placement Agents. Please also see “Certain Relationships and Related Transactions.”

Michael L. Peterson - Director

Mr. Peterson has served as a member of American Ethanol's Board of Directors since February 2006. Mr. Peterson has worked in the securities industry in various capacities for approximately 19 years.  From 1989 to 2000, he was employed by Goldman Sachs & Co. including as a vice president with responsibility for a team of professionals that advised and managed over $7 billion in assets for high net worth individuals and institutions.  Mr. Peterson joined Merrill Lynch in 2001 to form and help launch its Private Investment Group and was with Merrill Lynch until July 2004.  From July 2004 until January 2005, Mr. Peterson was a self-employed financial consultant. In January 2005, Mr. Peterson joined American Institutional Partners, L.L.C. as a managing partner. On December 31, 2005, Mr. Peterson founded his own investment firm, Pascal Management LLC. Mr. Peterson is a registered representative with Chadbourn Securities, Inc. Mr. Peterson received a BS in Computer Science and Statistics from Brigham Young University in 1985 and an MBA from the Marriott School of Management at Brigham Young University in 1989.

Lieutenant General Michael P. DeLong USMC (Ret) -- Director

Lieutenant General DeLong USMC (Ret) was appointed to the Board of Directors of American Ethanol on October 1, 2007. Since September 2003, LtGen DeLong has been a Senior Vice President of The Shaw Group Inc., a vertically integrated provider of comprehensive technology, engineering, procurement, construction, maintenance, pipe fabrication and consulting services to the energy and chemicals industries and a leading provider of consulting, engineering, construction, remediation and facilities management services to the environmental, infrastructure and homeland security markets. Since September 2003 LtGen DeLong has also been the President of Shaw CentCom Services, LLC a joint venture with The Shaw Group, Inc., an Executive Vice President of Shaw Environmental & Infrastructure, Inc. and the Vice Chairman, of Shaw Arabia Limited responsible for providing and directing the contracting staff for the Saudi Environmental Agency and the clean up of the Saudi Coast and Terrestrial Areas. Prior to joining The Shaw Group in 2003, LtGen DeLong completed a distinguished, 36-year military career, last serving as Deputy Commander, United States Central Command (USCENTCOM) headquartered at MacDill Air Force Base in Tampa, Florida. LtGen DeLong is a member of the Board of Directors of Sykes Enterprises, Incorporated, a publicly traded company that is a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing arena. LtGen DeLong earned a Bachelor of Science in Aeronautical Engineering from the U.S. Naval Academy at Annapolis, MD in 1967; a Master of Science in Industrial Management from the Central Michigan University in 1975; and a Doctor of Philosophy (Honorary), Strategic Intelligence from the Joint Military Intelligence College in Anacostia, MD in 2002.

Harold Sorgenti - Director

Mr. Sorgenti was appointed to the Board of Directors of American Ethanol in November 2007. Since 1998, Mr Sorgenti has been the principal of Sorgenti Investment Partners, a company engaged in pursuing chemical investment opportunities. Sorgenti Investment Partners acquired the French ethanol producer Societè d'Ethanol de Synthëse (SODES) in partnership with Donaldson, Lufkin & Jenrette in 1998. Prior to forming Sorgenti Investment Partners, Mr Sorgenti served a distinguished career that included the presidency of ARCO Chemical Company, including leadership of the 1987 initial public offering of the company. Mr Sorgenti is also the founder of Freedom Chemical Company. Mr. Sorgenti is a former member of the board of directors of Provident Mutual Life Insurance Co. and Crown Cork & Seal. Mr. Sorgenti received his B.S. in Chemical Engineering from City College of New York in 1956 and his M.S. from Ohio State University in 1959. Mr. Sorgenti is the recipient of honorary degrees from Villanova, St. Joseph's, Ohio State, and Drexel Universities.

Andrew Foster - Executive Vice President and Chief Operating Officer

Mr. Foster joined American Ethanol in March 2006 and was appointed Executive Vice President and Chief Operating Officer of American Ethanol in October 2006. Prior to joining the Company, Mr. Foster served as Vice President of Corporate Marketing for Marimba, Inc. an enterprise software company, which was acquired by BMC Software in July 2004. From July 2004, until April 2005, Mr. Foster served as Vice President of Corporate Marketing for the Marimba product line at BMC. In April 2005, Mr. Foster was appointed Director of Worldwide Public Relations for BMC and served in that capacity until December 2005. From May 2000 until March 2003, Mr. Foster served as Director of Corporate Marketing for eSilicon Corporation, a fabless semiconductor company. Mr. Foster also served as Associate Director of Political Affairs at the White House from 1989 to 1992, and Deputy Chief of Staff to Illinois Governor Jim Edgar from 1995 to 1998. Mr. Foster holds a Bachelor of Arts degree in Political Science from Marquette University in Milwaukee, Wisconsin.

William J. Maender - Chief Financial Officer and Secretary

Prior to joining American Ethanol in January 2006, from 2002 through 2005 Mr. Maender was Vice President and Chief Financial Officer of Applied Tech Products, a privately held contract manufacturer of injection molded plastic and rubber products. Previously he held the position of Vice President and CFO of Lombard Technologies, Inc. a privately held contract metal finishing company, from 2000 to 2002. From 1983 to 1999 Mr. Maender was Vice President, Chief Financial Officer, Secretary and Treasurer of LaBarge, Inc., a public company and contract manufacturer of electronic devices. Mr. Maender holds a BS degree in accounting from Quincy University and an MBA in Finance from Southern Illinois University.

Board Composition and Committees

The board of directors is currently composed of six members. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

As of the date of the Merger, we had not yet appointed standing audit, nominating or compensation committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a director of American Ethanol, Inc. for some portion or all of 2006. Other than as set forth in the table and described more fully below, American Ethanol did not pay any fees to, reimburse any expenses of, make any equity or non-equity awards to or pay any other compensation to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Total ($)
Eric A. McAfee	110,000	(2)	—		110,000
Laird Cagan	—		—		—
Michael Peterson	—		150,000	(3)	150,000
William Maender	—		—		—
LtGen Michael DeLong (4)	—		—		—
Harold Sorgenti (5)	—		—		—

(1) The amounts in this column represent the amount recognized for financial statement reporting purposes under Statement 123R.. The assumptions made when calculating the amounts in this column for 2006 are found in footnote 5 to American Ethanol’s consolidated financial statements included herein.

(2) Mr. McAfee and American Ethanol are parties to an Executive Chairman Agreement, pursuant to which American Ethanol pays Mr. McAfee $10,000 per month and reimburses Mr. McAfee for business-related expenses incurred with respect to the Company. This agreement has a term of three years, however, either party may terminate the agreement at any time upon written notice to the other party; provided, however, that if American Ethanol terminates the agreement it has agreed to pay Mr. McAfee an amount equal to the amount Mr. McAfee would have earned had he continued to be paid for an additional 6 months after termination. In addition, the Company has agreed to indemnify Mr. McAfee for any damages arising out of Mr. McAfee’s services under this agreement.

(3) In May 2006, the Company granted Mr. Peterson 200,000 fully vested shares of common stock in consideration for his services on the Company’s Board of Directors.

(4) LtGen DeLong was appointed to the Company's Board of Directors on October 1, 2007. As part of his appointment, the Company granted LtGen DeLong 40,000 shares of common stock vesting over two years in consideration of his future service. On November 26, 2007, LtGen DeLong was awarded an additional grant of 60,000 shares of common stock vesting over two years.

(5) Harold Sorgenti was appointed to the Company’s Board of Directors on November 26, 2007. As part of his appointment, the Company granted Mr. Sorgenti 100,000 shares of common stock vesting over two years, in consideration of his future service.

In 2007, the Board of Directors of the Company adopted a director compensation policy pursuant to which each non-employee director will be paid an annual cash retainer of $75,000 and will receive a cash payment of $250 per Board or committee meeting attended telephonically and a cash payment of $500 per Board or committee meeting attended in person. In addition, each non-employee director is initially granted an option exercisable for 100,000 shares of the Company’s common stock, which vest quarterly over two years subject to continuing services to the Company.

In addition, an annual cash retainer of $10,000 will be paid to the chairman of the Compensation Committee, the Nominating and Corporate Governance Committee and the Merger and Acquisition Committee and an annual cash retainer of $20,000 will be paid to the chairman of the Audit Committee, when such committees are constituted.

Code of Ethics

Our board of directors intends to adopt a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last completed fiscal year, (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock	Total Compensation
Timothy Morris, Chief Executive Officer(1)	2006	$191,667	$125,000	(2)	-	$316,667
Surendra Ajjarapu, President	2006	$172,500	$80,000		-	$252,500
William J. Maender, Chief Financial Officer and Secretary	2006	$172,500	$100,000	(2)	-	$272,500
Andrew Foster, Executive Vice President and Chief Operating Officer	2006	$150,000	$50,000		-	$200,000

(1) Mr. Morris resigned effective February 28, 2007.

(2) American Ethanol paid Mr. Morris and Mr. Maender each a signing bonus of $50,000.

Employment Agreements

We are party to the following agreements with our named executive officers.

Surendra Ajjarapu

On January 12, 2006, we entered into an Employment Agreement with Surendra Ajjarapu, which Employment Agreement was amended on July 17, 2007, pursuant to which the Company engaged Mr. Ajjarapu as its President. Pursuant to the Employment Agreement, Mr. Ajjarapu receives an annual salary of $200,000, a discretionary bonus of up to $80,000 per year, and a severance package consisting of six months of base salary and continuing benefits. Mr. Ajjarapu also entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Ajjarapu 6,800,000 shares of the Company’s common stock at a nominal price. In addition, on July 17, 2007, Mr. Ajjarapu was granted an option for 300,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The option was fully vested on the date of grant. On November 26, 2007, Mr. Ajjarapu was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12th) of the shares subject to the option vest every three months from the date of grant.

William J. Maender

On January 12, 2006, we entered into a three year Executive Employment Contract with William J. Maender to serve as American Ethanol’s Chief Financial Officer. Under Mr. Maender’s employment contract, Mr. Maender receives an annual salary of $180,000 and a discretionary annual bonus of up to $50,000. Mr. Maender also entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Maender 800,000 shares of American Ethanol’s common stock, at a nominal price per share, with 200,000 shares immediately vested and the remaining shares subject to the Company’s right of repurchase decreasing at the rate of 200,000 shares per year. On November 26, 2007, Mr. Maender was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12th) of the shares subject to the option vest every three months from the date of grant.

If, prior to a Change in Control (as defined in the agreement), Mr. Maender is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Maender is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of six months, (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of six (6) months or until such time as Mr. Maender is covered under another employer’s group policy for such benefits; and (iii) full vesting acceleration for all of his unvested restricted stock. If, following a Change of Control, Mr. Maender is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated, then provided he signs a release of claims, all of his then unvested restricted stock shall be immediately vested.

Andrew Foster

In May 2007, the Company entered into a three year Executive Employment Contract with Mr. Foster to serve as the Company’s Executive Vice President and Chief Operating Officer. Under Mr. Foster’s employment contract, Mr. Foster receives an annual salary of $180,000 and a discretionary annual bonus of up to $50,000. On July 17, 2007, Mr. Foster was granted an option for 300,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Fifty percent (50%) of the shares subject to the option vested on the date of grant and the 25% of the shares subject to the option vest on each anniversary of the date of grant. On November 26, 2007, Mr. Foster was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12th) of the shares subject to the option vest every three months from the date of grant.

If, prior to a Change in Control (as defined in the agreement), Mr. Foster is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Foster is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of six months, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of six (6) months or until such time as Mr. Foster is covered under another employer’s group policy for such benefits. If, following a Change of Control, Mr. Foster is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall be immediately vested.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the value of all unvested stock held by the Company’s Named Executive Officers at December 31, 2006. The Named Executive Officers had no option awards or equity incentive plan awards at fiscal year end.

	Stock Awards
Name	# of Unvested Shares	Market Value of Unvested Shares(1)
William J. Maender (2)	400,000	$5,596,000
Andrew Foster (3)	100,000	$1,399,000

(1) The market value of the unvested shares was determined by multiplying the closing market price of Marwich-Colorado’s stock at January 31, 2007, the end of its last completed fiscal year ($13.99), by the number of shares of stock.

(2) On January 12, 2006, Mr. Maender entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Maender 800,000 shares of the Company’s common stock, at a nominal price per share, with 200,000 shares immediately vested and the remaining shares vesting at the rate of 200,000 shares per year.

(3) On January 12, 2006, Mr. Foster entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Foster 200,000 shares of the Company’s common stock, at a nominal price per share, with 50,000 shares immediately vested and the remaining shares vesting at the rate of 50,000 shares per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eric A. McAfee, the Chief Executive Officer and Chairman of the Board of the Company, and the Company are parties to an Executive Chairman Agreement, pursuant to which we pay Mr. McAfee $10,000 per month and reimburse Mr. McAfee for business-related expenses incurred with respect to the Company. This agreement is for a term of three years, however, either party may terminate the agreement at any time upon written notice to the other party; provided, however, that if we terminate the agreement we agree to pay Mr. McAfee an amount equal to the amount Mr. McAfee would have earned had he continued to be paid for an additional 6 months after termination. In addition, we agreed to indemnify Mr. McAfee for any damages arising out of Mr. McAfee’s services under this agreement. For the fiscal year ended December 31, 2006, we paid Mr. McAfee $110,000 under this agreement. Mr. McAfee was appointed the Company’s Chief Executive Officer in February 2007.

Eric A. McAfee serves as the Company’s Chief Executive Officer and Chairman of the Board, and is a Managing Director of Cagan McAfee Capital Partners (“CMCP”). Laird Q. Cagan is a Director and a major shareholder in the Company, and is also a Managing Director of CMCP and a registered representative with Chadbourn Securities, Inc., which acted as a placement agent in connection with the Company’s Series A Preferred and Series B Preferred offerings. We paid Chadbourn Securities Inc. a total of $1,701,092 and issued Warrants exercisable for 400,000 shares of Series A Preferred Stock and 386,875 shares of Series B Preferred Stock in connection with our Series A and Series B Preferred Stock offerings.

On January 30, 2006, we entered into an Advisory Services Agreement with CMCP pursuant to which CMCP provides us certain administrative and office support services. CMCP has allocated four staff members to us to provide administrative, financial modelling, merger and acquisition, executive travel coordination and board of directors support services. We pay CMCP an advisory fee equal to $7,500 per payroll period plus CMCP’s actual and reasonable expenses for travel, printing, legal or other services. The term of the agreement is three years. For the fiscal year ended December 31, 2006, we paid CMCP $316,500 under this agreement.

We entered into a consulting agreement with Liviakis Financial Communications, LLC to provide investor relations services to us in consideration for the issuance of 4.4 million shares of our common stock plus reimbursement of expenses.

We have entered into an agreement with CM Consulting, LLC, pursuant to which we prepaid $360,000 to CM Consulting, representing a prepayment for 20 hours per month of expense reimbursement at the rate of $750 per hour for the use of CM Consulting’s $3.2 million 2005 Pilatus PC-12 plane. The market rate for the charter of a 2005 Pilatus PC-12 is approximately $1,200 per hour, with two hour daily minimums, pilot salary, overnight charges and other costs and restrictions that are not included in the CM Consulting agreement. McAfee Capital, LLC, which is owned by Eric McAfee and his wife, is a 50% owner of CM Consulting, LLC.

On February 1, 2006, we entered into Unit Purchase Agreements pursuant to which we acquired all of the membership interests in Sutton Ethanol, LLC and Wahoo Ethanol, LLC in exchange for 1,800,000 and 800,000 shares, respectively, of our common stock. Surendra Ajjarapu held 50% of Sutton Ethanol, LLC and Wahoo Ethanol, LLC. Pursuant to the Unit Purchase Agreements the former Members of Sutton Ethanol, LLC and Wahoo Ethanol, LLC have an obligation to indemnify us for any damages incurred as a result of the breach of any representations, warranties and covenants of the Members set forth in the Unit Purchase Agreements for a period of three years from February 1, 2006.

On November 16, 2006, we entered into a short-term loan agreement with Laird Cagan, a member of its Board of Directors, pursuant to which we borrowed $1 million at 10% interest per annum for a period of six months or until funds raised through a private placement were sufficient to pay the loan amount. On December 28, 2006, we borrowed an additional $250,000 under the same terms and conditions from the same director. During the first quarter of 2007, we repaid $750,000 plus interest on this loan and during the second quarter reborrowed $575,000. As of the date hereof all amounts have been paid in full.

DESCRIPTION OF SECURITIES

Description of Capital Stock

Common stock

We are authorized to issue up to 400,000,000 shares of common stock, $0.001 par value. As of December 7, 2007, 84,557,462 shares of our common stock were outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment to our creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

Preferred Stock

We are authorized to issue up to 65,000,000 shares of preferred stock, $0.001 par value of which 7,235,402 shares are designated Series B Preferred Stock, of which 6,487,491 are issued and outstanding.

Our Articles of Incorporation authorize our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series B Preferred Stock

Voting. Holders of our Series B Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Cumulative voting with respect to the election of directors is not allowed. Currently each share of Series B Preferred Stock is entitled to one vote per share of Series B Preferred Stock. In addition, without obtaining the approval of the holders of a majority of the outstanding Preferred Stock, the Company cannot:

•	Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

•	Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split, but excluding a stock split;

•	Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

•	Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series.

Dividends. Holders of all of our shares of Series B Preferred Stock are entitled to receive noncumulative dividends payable in preference and prior to any declaration or payment of any dividend on common stock as may from time to time be declared by our Board of Directors out of funds legally available for that purpose at the rate of 5% of the original purchase price of such shares of Preferred Stock. No dividends may be made with respect to our common stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Series B Preferred Stock shall be on a pro rata, pari passu basis. Any additional dividends (other than dividends on common stock payable solely in common stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate. Under Nevada law, a payment of dividends is generally permissible unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time the dividend was paid, to satisfy the preferential rights of shareholders whose preferential rights upon dissolution of the corporation are greater than those of the shareholders receiving the dividend.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive, prior and in preference to any payment to the holders of the Common Stock, $3.00 per share plus all declared but unpaid dividends (if any) on the Series B Preferred Stock. If the Company’s assets legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of their full liquidation preference, then the Company’s entire assets legally available for distribution are distributed to the holders of the Series B Preferred Stock in proportion to their liquidation preferences. After the payment to the holders of the Series B Preferred Stock of their liquidation preference, the Company’s remaining assets legally available for distribution are distributed to the holders of the Common Stock in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding up includes (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity, or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company.

Conversion. Each share of Series B Preferred Stock is convertible, at the option of the holder thereof at any time into shares of Common Stock at the then effective conversion rate. In addition, at such time as the Registration Statement covering the resale of the shares of common stock issuable upon the conversion of the Series B Preferred Stock is declared effective, then all outstanding Series B Preferred Stock shall be automatically converted into Common Stock at the then effective conversion rate. The conversion rate of the Series B Preferred Stock is adjusted for stock splits, stock dividends, stock combinations, reclassifications, exchanges and the like.

Warrants

We currently have issued and outstanding warrants to purchase up to 748,074 shares of our Series B Preferred Stock, all of which were issued in connection with the private placement of shares of our Series B Preferred Stock, and may be exercised at $3.00 per share at any time or from time to time until and including September 12, 2012. All of these warrants may be exercised on a cashless exercise basis.

We also have issued and outstanding warrants to purchase up to 2,005,000 shares of our common stock, which may be exercised at prices of $1.50 and $3.00 per share at any time or from time to time until February 13, 2012.

Holders of the Warrants have anti-dilution protection for the term of the Warrants, for stock splits, stock dividends, stock combinations, or any distribution by us of our assets, and recapitalizations.

The exercise price of the Warrants is subject to adjustment for share subdivisions, share combinations or mergers or consolidations.

Registration Rights

Certain holders of shares of our common stock (including holders of Warrants exercisable for common stock) and holders of shares of our Series B Preferred Stock (including holders of Warrants exercisable for Series B Preferred Stock) are entitled to have their shares of common stock (including common stock issuable upon conversion of Series B Preferred Stock) registered under the Securities Act pursuant to the terms and subject to the conditions set forth in a Registration Rights Agreement entered into among the Company and such holders. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

Nevada Corporate Law

Control Share Acquisition Rules. Nevada law contains provisions governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition statutes provide that a person or entity acquires a “controlling interest” whenever it acquires shares that, but for the operation of the control share acquisition statutes, would bring its voting power within any of the following three ranges:

•	20 to 33 1/3%;

•	33 1/3 to 50%; or

•	more than 50%.

The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition statutes through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition statutes.

The control share acquisition statutes are applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation, which:

•	has 200 or more shareholders of record, at least 100 of whom have Nevada addresses appearing on the corporation's stock ledger; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 shareholders of record with Nevada addresses on our stock ledger or 200 shareholders of record. Therefore, the provisions of the control share acquisition statutes do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition statutes may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

Nevada Combination with Interested Shareholders Statute. This statute may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested shareholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested shareholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested shareholder” having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

An “interested shareholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate of the resident domestic corporation that was a beneficial owner of 10% or more of the voting shares at any time during the prior three years. A corporation affected by the statute may not engage in a “combination” within three years after the interested shareholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested shareholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders, or if the consideration to be paid by the interested shareholder is at least equal to the highest of:

•
the highest price per share paid by the interested shareholder (after it held at least 5% of the voting shares) within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested shareholder, whichever is higher, plus interest thereon and less any dividends received up to the amount of such interest;

•
the market value per common share on the date of announcement of the combination or the date the interested shareholder acquired the shares, whichever is higher, plus interest thereon and less any dividends received up to the amount of such interest; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

The business combinations statutes are applicable only to shares of a “resident domestic corporation” as defined by the Nevada law. A resident domestic corporation is a Nevada corporation, which has 200 or more shareholders of record. At this time, we do not have 200 shareholders of record. Therefore, the provisions of the control share acquisition statutes do not apply to acquisitions of our shares and will not until such time as these requirements have been met. In addition, unless the corporation's articles of incorporation provide otherwise, the business combinations statutes generally do not apply if the resident domestic corporation does not have a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act.
A corporation may elect to exempt the corporation from the provisions of the business combinations statutes through adoption of a provision to that effect in the articles of incorporation of the corporation; provided that any such amendment effected after the corporation has become a resident domestic corporation will not be effective to exempt combinations or purchases for 18 months after the approval of such amendment by a majority of the disinterred shareholders.

Our articles of incorporation do not exempt us from the business combination statutes nor do they provide that the business combination statutes will apply before we have a class of shares registered with the Securities and Exchange Commission.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. Their phone number is (303) 282-4800 and facsimile number is (303) 282-5800.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Prior to the merger, our common stock was quoted on the Over-the-Counter Electronic Bulleting Board under the symbol “MWII”. After the merger, our stock will change its symbol to “AEBF”. As of October 18, 2007, we had four shareholders of record. Presented below is the high and low bid information of our common stock for the periods indicated. Our common stock did not trade prior to May 2006. The source of the following information is Yahoo/finance.com. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Effective upon the closing of the Reverse Merger, our year-end was changed to December 31.

	COMMON STOCK
	HIGH	LOW
FISCAL YEAR ENDING JANUARY 31, 2007:
First Quarter	$0	$0
Second Quarter	$39.00	$0
Third Quarter	$24.00	$11.50
Fourth Quarter	$17.50	$10.10
FISCAL YEAR ENDING DECEMBER 31, 2007:
First Quarter	$16.00	$11.75
Second Quarter	$13.90	$10.00
Third Quarter	$13.50	$10.00

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  • 1% of the number of shares of common stock then outstanding, which as of December 7, 2007 would equal 845,575 shares; or

  • the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. Since our shares are not quoted on an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144 as currently in effect.

Rule 144(k)

Under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that none of our outstanding shares may currently be sold in reliance on Rule 144(k).

Reports to Stockholders

We intend to continue to comply with the periodic reporting requirements of the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at ‘‘http://www.sec.gov.’’

Dividends

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiary, Oriental Fashion, from time to time may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

•	the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law against all expenses and liabilities reasonably incurred in connection with services for the Company or on its behalf.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 3.02 RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with American Ethanol, the former shareholders of American Ethanol own 99.5% of the total outstanding shares of our capital stock and 99.5% of the total voting power of all our outstanding voting securities.

ITEM 5.02 ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On December 7, 2007 we amended our articles of incorporation to change our name to AE Biofuels, Inc. The year-end for American Ethanol is December 31. As a result of the Reverse Merger, the Company will adopt a December 31 year-end.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the following:

1.	Audited consolidated financial statements of American Ethanol, Inc. and subsidiaries from inception through December 31, 2006.

2.	Unaudited consolidated financial statements of American Ethanol, Inc. and subsidiaries for the nine months ended September 30, 2007.

(b)  Pro forma statements are not presented for AE Biofuels, Inc, and its subsidiaries as Marwich II, Ltd. is a shell company with no active business operations. Had the merger been completed as of January 1, 2006, the basic and diluted loss per share for American Ethanol would have been ($.07) and ($.04) for the year ended December 31, 2006 and for the nine months ended September 30, 2007, respectively

(c)  Exhibit Index

Exhibit
Number	Description
3.1	Certificate of Incorporation of AE Biofuels, Inc.

3.2	Certificate of Designation of AE Biofuels, Inc.

3.3	Certificate of Amendment of AE Biofuels, Inc.

3.4	Bylaws of AE Biofuels, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Series B Preferred Stock Certificate

4.3	Form of Common Stock Warrant

4.4	Form of Series B Preferred Stock Warrant

10.1	2007 Stock Plan

10.2	2007 Stock Plan form of Stock Option Agreement

10.3	Amended and Restated Registration Rights Agreement, dated February 28, 2007

10.4	Executive Chairman Agreement, dated January 30, 2006 with Eric A. McAfee

10.5	Amended Executive Employment Agreement, dated June 1, 2007, with Surendra Ajjarapu

10.6	Executive Employment Agreement, dated January 12, 2006, with William J. Maender

10.7	Executive Employment Agreement, dated May 22, 2007 with Andrew Foster

10.8	Sublease, dated August 20, 2007, by and between Navio Systems, Inc. and American Ethanol, Inc.

10.9	First Addendum to Sublease, dated September 6, 2007 by and between Navio Systems, Inc. and American Ethanol, Inc.

10.10
Amended and Restated Agreement and Plan of Merger, dated July 19, 2007, by and among American Ethanol, Inc., Marwich II, Ltd., a Colorado corporation, Marwich II, Ltd., a Nevada corporation and AE Biofuels, Inc., a Nevada corporation*

10.11	Engagement Letter, dated August 7, 2006 by and between American Ethanol, Inc. and Chadbourn Securities, Inc.

21.1	Subsidiaries of the Company

*Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.

Date: December 11, 2007	/s/ Eric A. McAfee
Chief Executive Officer and Chairman of the Board

/s/ William J. Maender
William J. Maender
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
American Ethanol, LLC
Chicago, Illinois

We have audited the balance sheet of American Ethanol, LLC (a development stage Company) as of December 31, 2005, and the related statements of operations, changes in members’ equity and cash flows for the period from November 29, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with audit standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Ethanol, LLC as of December 31 2005, and the results of its operations and its cash flows for the period from November 29, 2005 (date of inception) to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Springfield, Illinois
May 1, 2006

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Ethanol, Inc.
Chicago, Illinois

We have audited the accompanying consolidated balance sheet of American Ethanol, Inc. (a development stage company) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of American Ethanol, Inc. for the period from November 29, 2005 (date of inception) to December 31, 2005, were audited by other auditors whose report, dated May 1, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Ethanol, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 9, 2007

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$1,213,134	$4,170
Accounts and other receivables	-	-
Prepaid expenses	348,869	-
Total Current Assets	1,562,003	4,170
Property, plant and equipment, net	14,727,918	-
Other assets, net	1,073,872	-
Total Assets	$17,363,793	$4,170
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	$528,800	$-
Short term borrowings (related party)	1,250,000	-
Unrealized losses on foreign currency forward contracts	46,820	-
Current portion of long-term debt	35,714	-
Total Current Liabilities	1,861,334	-
Long-Term Debt	205,357	-
Total Liabilities	2,066,691	-
Stockholders’ Equity
Members’ units 53,320,000 issued	-	4,170
Preferred Series A Convertible - 4,999,999 shares at $.001 par value	5,000	-
Preferred Series B Convertible - 2,828,996 shares at $.001 par value	2,828	-
Common Stock @ $ .001 par value	74,710	-
Additional paid-in capital	21,972,363	-
Deficit accumulated during development stage	(6,951,198)	-
Accumulated other comprehensive income	193,399	-
Total Stockholders’ Equity	15,297,102	4,170
Total Liabilities and Stockholders’ Equity	$17,363,793	$4,170

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year ended December 31,	2006	Period from November 29, 2005 (Date of Inception) to December 31, 2005
Net sales	$744,450	$-
Cost of goods sold	735,000	-
Gross profit	9,450	-
Costs and expenses
Selling and administrative expenses	(6,163,724)	-
Unrealized losses on foreign currency forward contracts	(46,820)	-
Other income, net	132,013	-

(Loss) earnings from operations before income taxes	(6,069,081)	-
Income tax expense	-	-

Net (Loss) Earnings	$(6,069,081)	$-

See accompanying notes to consolidated financial statements.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,	2006	Period from November 29, 2005 (Date of Inception) to December 31, 2005

Cash Flows From Operating Activities
Net (loss) earnings	$(6,069,081)	$-
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities
Stock based compensation	363,460	-
Unrealized losses on foreign currency forward contracts	46,820	-
Changes in assets and liabilities
Trade accounts payable	528,800	-
Prepaid expenses	(348,869)	-
Net cash (used in) provided by operating activities	(5,478,870)	-
Cash Flows From Investing Activities
Purchase of Marwich II, Ltd., net of losses	(662,406)	-
Exchange rate gain	(193,399)	-
Additions to property, plant and equipment	(14,727,918)	-
Additions to other assets	(1,073,872)	-
Net cash (used in) provided by investing activities	(16,657,595)	-
Cash Flows From Financing Activities
Sale of members’ units	-	4,170
Short term borrowings (related party)	1,250,000	-
Proceeds from long-term debt	250,000	-
Payments on long-term debt	(8,929)	-
Proceeds from capital contributions	21,854,358	-

Net cash provided by financing activities	23,345,429	4,170

Net Increase in Cash and Cash Equivalents	1,208,964	4,170
Cash and Cash Equivalents, at beginning of period	4,170	-
Cash and Cash Equivalents, at end of period	$1,213,134	$4,170

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Members’ Units		Common Stock (2)		Series A Preferred Stock (1)		Series B Preferred Stock		Paid-in Capital in Excess of Par	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Units	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance, November 29, 2005 (date of inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-
Sale of members’ units during 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170

Balance, December 31, 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170
Conversion of units to common shares	(53,320,000)	(4,170)	53,320,000	53,320	-	-	-	-	(49,150)	-	-	-
Sale and grant of founder’s shares to advisor's and strategic partners	-	-	12,692,000	12,692	-	-	-	-	26,038	-	-	38,730
Sale of founder's shares to executives	-	-	4,400,000	4,400	-	-	-	-	6,600	-	-	11,000
Shares issued for acquisitions	-	-	3,752,000	3,752	-	-	-	-	484,248	-	-	488,000
Shares issued to an outside director	-	-	200,000	200	-	-	-	-	25,800	-	-	26,000
Shares issued to an employee	-	-	160,000	160	-	-	-	-	20,640	-	-	20,800
Sale of Preferred Series A convertible stock net of issuance expenses	-	-	-	-	4,999,999	5,000	-	-	14,110,719	-	-	14,115,719
Loss on purchase of subsidiaries	-	-	-	-	-	-	-	-	-	(882,117)	-	(882,117)
Shares issued to a director and advisors	-	-	186,000	186	-	-	-	-	278,814	-	-	279,000
Sale of Preferred Series B convertible stock net of issuance expenses	-	-	-	-	-	-	2,828,996	2,828	7,693,401	-	-	7,696,229
Compensation expense related to options issued to employees	-	-	-	-	-	-	-	-	37,659	-	-	37,659
Purchase of shares in Marwich II, Ltd. net of acquired losses for current year	-	-	-	-	-	-	-	-	(662,406)	-	-	(662,406)
Net loss from start up operations	-	-	-	-	-	-	-	-	-	(6,069,081)	-	(6,069,081)
Accumulated other comprehensive income	-	-	-	-	-	-	-	-	-	-	193,399	193,399

Balance, December 31, 2006	-	$-	74,710,000	$74,710	4,999,999	$5,000	2,828,996	$2,828	$21,972,363	$(6,951,198)	$193,399	$15,297,102

All shares are stated at post split values - Shares were split 2 for 1 February 28, 2006 and 2 for 1 May 18, 2006.

(1) - Series A Convertible Preferred stock and warrants are convertible into 10,000,000 shares and 800,000 shares respectively of common stock.

(2) - Authorized Common stock - 400,000,000 shares, .001 par value.

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies.

These consolidated financial statements include the accounts of American Ethanol, Inc. (the “Company” or “American”), a Nevada corporation, and its wholly owned subsidiaries, Wahoo Ethanol, LLC (“Wahoo”), a Delaware limited liability company, Sutton Ethanol, LLC (“Sutton”), a Nebraska limited liability company, Illinois Valley Ethanol, LLC (“Illinois Valley”), an Illinois limited liability company, International Biofuels, Inc., a Nevada corporation and its approximately 88.3% owned subsidiary, Marwich II, Ltd. (“Marwich”), a Colorado corporation. Marwich has a fiscal year end that is January 31, 2007. The results of Marwich have been consolidated based on the twelve months ended December 31, 2006.

The Company’s purpose is to develop, acquire, construct, operate and sell fuel grade ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. American is a development stage company and as such, does not expect to generate any meaningful revenue until its plants are completely constructed and operational, or operational plants have been acquired. During the past year the Company has engaged in fundraising through the sale of stock, purchased or acquired options to purchase land for development of ethanol plants in the United States, begun construction of a biodiesel manufacturing facility in Kakinada, India through a joint venture between International Biofuels, Inc., its wholly owned subsidiary International Biodiesel, Ltd., a Mauritius corporation and Acalmar, an India corporation and started ground work for an ethanol facility in Sutton, NE. The Company presently expects to generate revenue in 2007 from the biodiesel joint venture facility in India and begin the sale of ethanol in 2008, but its ability to do so depends on many factors beyond its control.

American Ethanol, Inc. was originally incorporated in California on September 12, 2001 as Great Valley Ventures LLC, however, no operating agreement was adopted and no capital was contributed until November 29, 2005. Between September 2001 and November 2005 the Company had no operations and engaged in no activities. From November 2005 through December 2005, American commenced development activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, the Company was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. After January 12, 2006 the Company began acquiring existing companies, land and land options for the development of ethanol plants in the Midwestern United States and developing a business plan to become a producer and marketer of fuel grade ethanol.

On June 23, 2006, American acquired 88.3% of the outstanding common stock of Marwich pursuant to a stock purchase agreement between American and the principal shareholders of Marwich. Marwich is a shell company, whose shares are traded on the OTC Bulletin Board and has no current operations. Also on June 23, 2006, American entered into an Agreement and Plan of Merger with Marwich pursuant to which American will merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock (also convertible into common stock at the holders discretion) will be converted into Series B Preferred Stock, respectively, of Marwich, and (ii) each issued and outstanding warrant and/or option exercisable for common stock of American will be assumed and converted into a warrant and/or option exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc.

Principles of Consolidation . The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies (contd.).

Use of Estimates .   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition . The Company recognizes revenue when products are shipped and services are rendered, the price is fixed or determinable and collection is reasonably assured.

Cash and Cash Equivalents .   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment .   Property, plant and equipment are carried at cost less accumulated depreciation after assets are placed in service and are comprised primarily of land acquired for development of production facilities, and construction costs to date for its ethanol plant in Sutton, NE and its joint venture biodiesel facility in India. Advances totalling $2,775,000 for materials and construction services for the Sutton facility are included in property, plant, and equipment at December 31, 2006. This amount represents monies due the Company due to cancellation of material and service orders for the Sutton facility. This amount was refunded to the Company in January and February 2007.

Other Assets .   Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities.

Foreign Currency Derivative Instruments .   The Company utilizes derivative financial instruments, specifically foreign currency forward contracts, to manage its exposure to foreign currency exchange rate risks. The Company accounts for its derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” as amended by SFAS No. 138 and SFAS No. 149. The Company does not hold or issue financial instruments for speculative trading purposes. See Note 11 for additional information.

Income Taxes .   The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has had limited revenues to date and has operated at a loss through December 31, 2006. As of the Balance Sheet date the estimated income tax benefit from net operating loss carryforward has been fully reserved since the Company is in the development stage and there can be no assurance that such operating losses will be utilized in the future.

Stock Splits .   On February 28, 2006 and on May 18, 2006, the Company’s Board of Directors declared a two-for-one stock split effected in the form of a stock dividend. The Company distributed 18,882,667 shares of common stock on February 28, 2006 and 37,612,000 shares of common stock on May 18, 2006, respectively.

All share amounts have been retroactively adjusted to reflect the stock splits.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies (contd.).

Organizational and Start Up Costs .   The Company expenses all organizational and start up costs as they are incurred.

Recent Accounting Pronouncements .   In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company will adopt FIN 48 effective January 1, 2007 and is currently in the process of evaluating the potential impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

2. Ability to Continue as a Going Concern.

The accompanying financial statements have been prepared on the going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow since inception and currently has an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on several factors.

The Company has had minimal revenues and has incurred losses due to start up costs during 2006. The Company has raised approximately $24 million dollars through May 15, 2007 through the sale of equity and an additional $2 million through the sale of the Wahoo site in 2007. Management estimates that a 100 million gallons per year (“MMGY”) ethanol plant would cost approximately $200 million to construct. The Company will have to raise significantly more capital and secure a significant amount of debt to complete its plan to develop 10 ethanol plants over the next five years. The Company currently has no ethanol plants and construction of the planned plant is estimated to be less than 10% complete. In addition with corn prices on the rise the margin available to ethanol producers on each gallon produced has been decreasing recently. Management also plans to complete a biodiesel facility in India and begin importing biodiesel for sale in the U.S. during the third quarter 2007. Completion of the biodiesel facility will require additional cash that the Company currently does not have and will need to raise by selling more stock or obtaining other financing arrangements. Although the biodiesel plant will provide some cash flow it will be insufficient to allow development of the ethanol facilities noted above.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

2. Ability to Continue as a Going Concern (contd.).

Management believes that it will be able to raise additional capital through equity offerings. Should the Company not be able to raise enough equity it may be forced to sell permitted properties to other interested ethanol producers. The value of these permitted sites is such that the sale of one or more sites will provide sufficient cash to fund the development stage activities described above and to raise the capital needed to build other sites. The Company’s goal is to complete the merger with Marwich and then be able to raise funds through the public market.

In addition, the Company continues to develop a biodiesel facility in India. This facility is anticipated to become operational in the third quarter of 2007. The additional cash from this facility will contribute to the development stage activities described above.

3. Property, Plant and Equipment.

Property, plant and equipment consist of the following:

December 31	2006

Land	$1,956,995
Construction in progress	9,265,530
Prepayment to contractors	3,505,393

Total gross property, plant and equipment	14,727,918

Less accumulated depreciation	-
Total net property, plant and equipment	$14,727,918

The Company did not place any equipment in service during 2006 and therefore the depreciation expense recorded by the Company totalled $-0- in 2006.

The Company has spent approximately $7 million in engineering design and early stage ground work on its facility in Sutton, NE and expects that the final cost of such facility will be approximately $200 million. The Company has spent approximately $2.8 million with its subsidiary International Biofuels, Inc. toward the $15.5 million needed to build a biodiesel facility in India.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

4. Debt.

Short-term Borrowings . On November 16, 2006 the Company entered into a short-term loan agreement with one of its directors wherein the Company borrowed $1 million at 10% interest per annum for a period of six months or until funds are raised through a private placement that are sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. As of March 31, 2007, there was $500,000 due to the director under this loan agreement.

Long-term Borrowings . On April 4, 2006 the Company entered into a long-term loan agreement with the City of Wahoo, NE wherein the Company borrowed $250,000. The Company is required to make payments of $8,928 per quarter.

The following is a schedule of current maturities on the Company’s debt for each of the next five years and thereafter:

Year ending December 31,	Amount

2007	$1,285,714
2008	35,712
2009	35,712
2010	35,712
2011	35,712
Thereafter	62,509
Total	$1,491,071

In addition, the Company continues to develop a biodiesel facility in India. This facility is anticipated to become operational in the third quarter of 2007. The additional cash from this facility will contribute to the development stage activities described above.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity.

Shareholders’ equity consists of:

Common Stock , $.001 par value; 400,000,000 shares authorized; 74,710,000 shares issued and outstanding at December 31, 2006.

On November 28, 2005, the Company had 28,000,000 original LLC shares outstanding. Between November 29, 2005 and December 31, 2005, the Company issued an additional 25,320,000 LLC shares to various advisors and two future employees. In February 2006 American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation, and each limited liability company unit was converted into shares of common stock in American Ethanol, Inc.

During January 2006, American sold an additional 12,692,000 shares of founder’s common stock to various investors and strategic partners (including Delta-T Corporation, an ethanol process engineering firm and TIC - The Industrial Company, designers and builders of ethanol plants. These two companies were chosen to design and build the domestic ethanol plants that American is planning) for cash of $21,750 and expensed compensation for services rendered of $16,980. On January 12, 2006, American began activities by hiring a management team. Executives of American purchased 4,400,000 shares of founder’s common stock in American for cash of $11,000. Such shares have forfeiture provisions, as defined in the agreements, in the event the executives leave the Company. On February 1, 2006, American issued a total of 3,752,000 shares of common stock (valued at $488,000) as a part of the acquisitions of Illinois Valley Ethanol LLC, Sutton Ethanol LLC and Wahoo Ethanol LLC described in Note 7. On February 28, 2006, the Company issued an additional 200,000 shares to a director (valued at $26,000) and 160,000 shares to an employee (valued at $20,800) thereby increasing the number of common shares to 74,524,000.

During May 2006 American granted a total of 186,000 shares of common stock (valued at $279,000 which was expensed as compensation during the period) to various advisors and a director bringing the total number of common shares outstanding at December 31, 2006 to 74,710,000.

Preferred Stock . The Company is authorized to issue 25 million shares of preferred stock which includes the 5 million shares of Series A and 12 million shares of Series B Preferred Stock, as described below:

Convertible Preferred Series A Stock,   $ .001 par value; 25,000,000 total shares of preferred stock authorized; 4,999,999 shares issued and outstanding at December 31, 2006.

On February 17, 2006, the Company offered, on a private basis, 8 million shares of Series A Convertible Preferred Stock (“Series A”) at $3.00 per share. This private offering resulted in 4,999,999 shares being sold throughout the months of February and March 2006. In conjunction with the offering, American issued 400,000 warrants at $3.00 per share to purchase shares pursuant to a Placement Agent Agreement with Chadbourn Securities, Inc. who represented American in the private offering.

The Company sold the 4,999,999 shares at $3.00 per share for total gross proceeds of $14,999,997. The Company paid fees totalling $884,278. Total net proceeds from the issuance of this series of stock were $14,115,719.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

Convertible Preferred Series B Stock, par value $.001; 2,828,996 shares issued and outstanding at December 31, 2006.

On August 15, 2006, the Company began offering, on a private basis, 12,000,000 shares of Series B Convertible Preferred Stock (“Series B”) at $7.00 per share. The offering price was subsequently reduced to $3.00 per share (and any subscriptions at the $7.00 price were adjusted to the $3.00 price in December 2006) and through the Balance Sheet date the Company had sold 2,828,996 shares and issued 226,320 warrants at $3.00 per share to purchase shares pursuant to a Placement Agent Agreement with Chadbourn Securities, Inc. who represented American in the private offering. This offering remained open at December 31, 2006, and subsequent to year end 2,490,162 have been sold and an additional 425,726 warrants issued. The offering remains open with the intention to raise an additional $10 million of equity before it closes. As of May 31, 2007 a total number of 5,319,158 shares have been sold, and the total number of warrants issued was 652,046.

The Company sold the 2,828,996 shares at $3.00 per share for total proceeds of $8,486,988. The Company paid fees totalling $850,759. Total net proceeds from the issuance of this series of stock were $7,636,229. Additionally, in December 31, 2006, the Company received deposits of $60,000 from two investors for the purchase of 20,000 shares of Series B. These shares were subsequently issued in February 2007.

Placement Agent Fees and Warrants . As compensation for the Placement Agent’s services, the Company will pay and issue the Placement Agent and their affiliates and finders: (1) a sales commission representing 7% of the gross proceeds from this Offering; (2) an unallocated expense reimbursement of 1% of the gross proceeds from this Offering; and (3) warrants to purchase a number of shares of our Common Stock representing up to 8% of the shares of Series A and Series B Preferred Stock sold in these Offerings, at a price of $3.00 per Share respectively. The warrants are exercisable for a period of seven years from the date of completion of this Offering, have a net exercise provision and are transferable. The shares of Common Stock issuable upon exercise of the Placement Agent Warrants shall be included in any Registration Statement made by the Company. Further, subject to certain conditions, the Company has indemnified the Placement Agents and affiliated broker-dealers against certain civil liabilities, including liabilities under the Securities Act.

Number of Warrants Issued	Price per share	Fair Value

40,000	$1.52	$30,340
760,000	1.52	578,162
226,320	1.52	344,006

Two members of American’s Board of Directors and significant shareholders of the Company are registered representatives of the Placement Agent. Both are expected to receive a portion of the compensation paid to the Placement Agent in connection with their respective placement agent services, if any such services are provided to American Ethanol related to these offering.

As of December 31, 2006, $287,557 owed to the Placement Agent was included in Accounts Payable.

Structure of Preferred Series A and B Stock . Holders of Series A and Series B Preferred Stock (1) have liquidation preferences over holders of common stock, and (2) are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, equal to 5% of the original purchase price payable in preference and priority to any declaration and payment of any dividend on common stock.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

The Series A and Series B Preferred Stock vote together with the common stock and not as a separate class on all matters put before the shareholders. Each share of Series A and Series B Preferred Stock has a number of votes equal to the number of shares of common stock then issuable upon conversion.

The holders of Series A and Series B Preferred Stock have the right to convert their shares at any time into shares of common stock at the then current conversion rate. The initial conversion rate is one share of common for each share of preferred. The conversion rate is subject to adjustment for any stock splits, combinations, reclassifications or reorganizations. The Series A Preferred Stock automatically converts to common stock, at the then applicable conversion rate, on the earlier of (i) such time as the twenty consecutive trading days’ average closing sales price of the Company’s common stock is greater than 400% of the conversion price or (ii) the closing of an initial public offering or Reverse Merger. The Series B Preferred Stock automatically converts to common stock, at such time as (i) after the effective date of the Reverse Merger, American has, in one or more public or private equity transactions, raised an aggregate of at least $50 million in gross proceeds to American; or (ii) at such time as American in any four consecutive quarters generated operating cash flows, as determined in accordance with U.S. generally accepted accounting principles, of an aggregate of at least $100 million. Series A and Series B Preferred Stock have no redemption rights. As of the Balance Sheet date 2,828,996 shares of Series B Preferred Stock are outstanding.

The Company has accounted for the preferred stock in stockholders’ equity as permanent capital.

Share-Based Compensation . During the twelve months ended December 31, 2006, the Company issued shares and warrants of its common and preferred stock as compensation for non-employee services. The shares issued had no requisite service period or other restrictions different than the common stock of the Company. The warrants vested immediately and may be exercised anytime within their 7 year life. Shares issued as compensation prior to February 1, 2006 were valued at $0.01 per share. Shares issued as compensation from February 1, 2006 through February 28, 2006 were valued at $0.52 per share based on the value of the private company acquisitions on February 1, 2006. Shares issued as compensation after February 28, 2006 through May 18, 2006 were valued at $3.00 per share based on the offering price of the Series A Preferred Stock. The value of shares issued after May 18, 2006 was $1.50 per share due to the 2 for 1 common stock split. A summary of the shares issued for compensation during the twelve months ended December 31, 2006 is as follows:

Number of Shares Issued	Price per share	Fair Value

1,573,000	$0.01	$15,730
740,000	0.52	384,800
186,000	1.50	279,000

Number of Options Issued	Price per share	Fair Value

50,000	$0.76	$38,000

120,000	0.48	57,600

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

Compensation cost arising from stock-based awards is recognized as expense using the straight-line method over the vesting period. As of December 31, 2006, there was approximately $94,000 of total unrecognized compensation cost related to unvested stock-based awards, which we expect to recognize over remaining weighted average vesting terms of 3.3 years. For the year ended December 31, 2006, our total stock-based compensation expense related to stock options was $37,659. We have not recorded any income tax benefit related to stock-based compensation for the year ended December 31, 2006.

A summary of stock option activity and changes during the year ended December 31, 2006 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding January 1, 2006	-	$-	$-	$-
Granted	170,000	2.56	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-

Outstanding December 31, 2006	170,000	2.56	4.6	-
Exercisable December 31, 2006	-	$-	$-	$-

The weighted average grant date fair value of options granted in 2006 was $.56.

In connection with the Series A Preferred Stock offering, the Company issued 400,000 warrants which can be exercised at a price of $1.50 per converted share; note that each warrant is convertible into two shares of common stock, after consideration of the May 18, 2006 stock split. In connection with the Series B Preferred Stock offering, the Company issued 226,320 warrants through December 31, 2006 which can be exercised at a price of $3.00 per share. The warrants were fully vested at issuance and expire 7 years after the closing date of the offerings. These were the only warrants issued during the period and none were exercised as of December 31, 2006. The estimated fair value of the warrants and options is $1.52 per converted share and was determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option valuation model with the following assumptions: (1) risk-free interest rate of 4.143%; (2) volatility of 53.6% and (3) expected life of 5 years. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the warrants. The expected volatility is based on the historical volatility of the common stock of publicly-traded companies in the ethanol industry. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The computation of the expected term of the warrants is based on expectations regarding future exercises of the warrants. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. Based on its historical experience, the Company estimated future option forfeitures at 0% as of December 31, 2006 and incorporated this rate in the estimated fair value of the warrants.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

6.  Revenue.

The Company had one sale during fiscal 2006. It purchased $735,000 worth of biodiesel from one supplier and resold it to its customer for $744,000. 100% of the Company’s revenues were from one customer.

7.  Acquisitions.

Private Company Acquisitions. On February 1, 2006. American acquired all of the membership interests in three development stage companies: Wahoo Ethanol LLC, Sutton Ethanol LLC and Illinois Valley Ethanol LLC in exchange for an aggregate of 3,752,000 shares valued at $488,000 of American Common Stock. The transaction was accounted for as a dividend to stockholders.

Wahoo and Sutton were 100% owned by two individuals who also owned 25.5% of the original founder’s common stock of American. As a part of the purchase of Wahoo and Sutton, American paid these two individuals $400,000 which represents their capital contributions to these companies. The founders of these two companies subsequently became the President and Executive Vice President of American. Subsequent to the purchase of Wahoo, American settled a preacquisition outstanding claim by one of Wahoo’s former advisors for $133,000. This settlement was paid by American.

Illinois Valley Ethanol, LLC was purchased from a different group of investors who owned approximately 1.5% of the original founder’s common stock of American. The Company paid the group of investors 1,152,000 shares of American common stock.

Public Company Acquisition. On June 23, 2006 American acquired approximately 88.3% of the outstanding common stock of Marwich from three principal shareholders and directors of Marwich for $675,000. The purchase price, net of current year expenses, ($662,406) was accounted for as a reduction of Additional Paid in Capital as a step in a reverse merger transaction. In connection with this transaction, the three directors of Marwich resigned from the board of Marwich, and two members of American’s management were named as directors of Marwich. Also on June 23, 2006, American entered into an Agreement and Plan of Merger with Marwich pursuant to which American will merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock will be converted into Series B Preferred Stock which is convertible into common stock at the holder’s discretion on a one-for-one basis, respectively, of Marwich, and (ii) each issued and outstanding option and warrant exercisable for common stock of American will be assumed and converted into an option or warrant exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. The 3,343,200 shares of Marwich purchased by American will be retired upon the completion of the Merger. As a result, based on the number of shares of American common and preferred stock outstanding at December 31, 2006 and including the shares of common stock of Marwich that will remain outstanding after the Merger, there will be approximately 88.7 million shares outstanding after the Merger on a fully diluted basis of which approximately 45.5% will be held by officers and directors of American. As Marwich has an accumulated deficit, no minority interest has been recorded.

The Company expects to complete the Merger sometime in the third quarter of 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

8.  Land Options and Purchases.

On March 2, 2006, Wahoo purchased two parcels of land in Wahoo, Nebraska. The total purchase price was $1,359,590.

On March 17, 2006, Sutton purchased land for its plant location in Sutton, Nebraska for the price of $597,406. Both the Wahoo and Sutton sites have been issued permits to construct 100 MMGY (million gallons per year) ethanol plants by the Department of Environmental Quality of the State of Nebraska.

On February 20, 2006, American entered into an option agreement to purchase approximately 180 acres of land for a plant location in Grand Island, Nebraska. American paid $100,000 for this option which expires March 17, 2007. Subsequent to year end American extended these options for an additional six months at a cost of $25,000.

On March 3, 2006, American entered into two option agreements to purchase approximately 396 acres of land for a plant location in Webster County, Nebraska. American paid $100,000 for the options which expired March 1, 2007. American exercised its right to extend these options for a period of one year and paid an additional $3,600 in March 2007 for such extension.

On April 11, 2006, Illinois Valley entered into an option agreement to purchase approximately 363 acres of land in Dwight, Illinois. American paid $150,000 for this option which expired September 15, 2006. American elected not to exercise this option and expensed the option fee in September.

On April 27, 2006, American entered into an option agreement to purchase approximately 145 acres of land for a plant location in Burt County, Nebraska. American paid $50,000 for the option which expired July 1, 2006. American elected not to exercise this option and recorded a $50,000 expense for the cost of the unexercised option.

On May 13, 2006, American acquired through assignment 4 options to purchase approximately 175 acres of land for a plant location in Danville, Illinois. American paid $50,000 for these options which were exercised in December 2006 and the purchase closed on March 13, 2007.

On June 1, 2006, American acquired an option to purchase approximately 204 acres of land for a plant site in Gilman, IL. American paid $15,000 for this option which expires on June 1, 2008.

On August 8, 2006, the Company acquired an option to purchase approximately 400 acres of land for a plant site in Red Cloud, NE for a cost of $100,000. The option expires on August 8, 2007.

On August 14, 2006, the Company acquired an option for 373 acres of land in Litchfield, IL. The Company paid $18,000 for such option and it expires August 1, 2008.

On September 30, 2006, the Company acquired an option for 183 acres in Burt County, NE. The Company paid $147,500 for the option and it expires July 1, 2007.

On October 14, 2006, the Company acquired an option for 200 acres known as Stillman Valley in Ogle County, IL. The Company paid $35,000 for the option and it expires on August 1, 2008.

On October 15, 2006, the Company acquired an option to purchase approximately 186 acres of land for a plant site in Gridley, IL. The cost of this option was $74,500 and it expires on October 15, 2009.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

8.  Land Options and Purchases (contd.).

If American were to purchase all of the land currently subject to option agreements, the aggregate purchase price would be approximately $19.3 million.

On June 1, 2006, American acquired through assignment an option to purchase approximately 200 acres in Mason County, Illinois. No cash was paid in exchange for the option, which expires April 15, 2008; provided, however, that if American decides to exercise the option, it will issue to the landowner 200,000 shares of American Common Stock. American has the right to extend the term of the option to February 14, 2009.

Joint Venture . On July 14, 2006, the Company through its wholly owned subsidiaries, International Biofuels, Inc. and International Biodiesel, Ltd., a Mauritius incorporated company, entered into a joint venture biodiesel project agreement with Acalmar Oils & Fats Limited, an Indian company. The purpose of the joint venture is to build an approximately 50 MMGY biodiesel production facility adjacent to an existing palm oil plant in Kakinada, India which is owned by Acalmar with such fuel being exported from India to the US for sale. By the terms of the agreement the Company will contribute approximately $15.4 million and Acalmar will contribute its edible palm oil facility in India to the joint venture through a leasing arrangement. The Company will own through its subsidiary a 74% interest in the venture while Acalmar will own 26% once the final payments under the agreement are made. At December 31, 2006 the Company has advanced to the joint venture $3,380,000 toward the construction of the biodiesel facility with the remainder due during the first and second quarters 2007. Because Acalmar has not contributed any assets to the joint venture, the amounts are 100% consolidated at December 31, 2006.

9.  Commitments.

Third Party Contracts : The Company engaged a third party in January 2006 as a financial adviser for $15,000 a month for three years. The Company also amended an arrangement with two individuals for financial advisory and management consulting services in January 2006 in the amount of $180,000 plus $10,000 per month (for a one year minimum) and 2,120,000 shares of common stock valued at $.01.

Employment Agreements : The Company entered into various three year at-will employment contracts with executive officers during 2006. The contracts require the payment of total annual salaries of approximately $1.2 million, plus potential bonuses and founder’s shares of common stock.

On September 15, 2006, the Company signed a preliminary term sheet with a New York based leasing firm to provide $130 million in financing via a lease type arrangement for the construction of the Sutton Ethanol LLC. The terms of such financing include interest only payments on the amount of borrowed funds during the construction period and fixed monthly payments for a period of six years after the plant is operational and a balloon payment at the end of the term. Final terms and conditions are still in negotiation and may change due to the sale of the 50% interest in Sutton discussed under “Subsequent Events” later in this discussion.

Under its agreement with Acalmar concerning the development of a joint venture biodiesel plant in Kakinada, India the Company is required to spend an additional $12 million. These funds will be spent as construction continues and costs are incurred. Under the agreement the joint venture is to be fully funded by March 31, 2007. At the present time, by mutual agreement of the parties American will not make its final payments for the joint venture until May 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

10.  Related Party Transactions.

A number of related party transactions occurred during 2006 and they are summarized in the following:

A director and significant shareholder in the Company loaned the Company $1,250,000 in two transactions in November and December 2006. The loan is a short term note with a term of six months from date of issue (November 16, 2006 for $1,000,000 and December 28, 2006 for $250,000) and carries a 10% per annum interest rate. These monies were used by the Company to pay operating expenses and to meet payment deadlines to our International Biofuels operation in India.

Chadbourn Securities has acted as the Companies agent in the sale of Series A and Series B Preferred stock throughout 2006. Two of the Company’s directors and shareholders are agents of Chadbourn and receive payments from Chadbourn related to the sale of stock along with other nonrelated parties. During 2006 the Company paid Chadbourn $911,981 in cash for fees and issued Chadbourn 800,000 warrants at $1.50 and 226,320 warrants at $3.00 to purchase common stock in the Company related to the sale of Series A and Series B Preferred stock. The Company paid Chadbourn an additional $1,046,117 in cash as fees and issued 195,740 warrants at $3.00 to purchase common stock for additional sales to date in 2007. As of December 31, 2006, $287,557 owed to Chadbourn was included in Accounts Payable.

CM Consulting is owned by a director, officer and significant shareholder of the Company. This officer’s compensation is paid through CM Consulting and he received $105,000 during 2006 as compensation for his services to the Company. The Company also rents 20 hours per month of time on an aircraft owned by CM Consulting. The Company paid an upfront fee of $360,000 for 24 months of usage. During 2006 the Company expensed $150,000 of this rental fee.

Cagan McAfee Partners, owned by two directors of the Company, provides office services, advisory services under an advisory agreement and pays expenses related to travel and entertainment on behalf of the Company. During 2006 the Company paid $157,500 for the advisory services and $159,000 for office services and travel expenses to Cagan McAfee Partners.

The Industrial Company (TIC) and Delta T are companies involved in the design and construction of ethanol plants in the United States. In January 2006 they became strategic partners and founding shareholders (TIC has 4,000,000 shares and Delta T 2,000,000 shares of Common stock) of the Company. For services during 2006 related to the design and initial construction work on the Sutton Facility they were paid approximately $7.5 million.

Suren and Ram Ajjarapu, former owners of Wahoo and Sutton, sold their interests in these companies to American in February 2006 and they became officers of American Ethanol. Both became significant founding shareholders of American, each owning 8.1 million shares of Common stock. On February 23, 2007 Ram Ajjarapu sold his interest in the Company to Siva Limited in accordance with agreements wherein E85 and Siva Limited purchased the Wahoo LLC and a one half interest in the Sutton LLC and American and Mr. Ajjarapu settled a legal action between the parties and Geneva Capital.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

11.  Foreign Currency Derivative Instruments.

The Company accounts for its hedging activities under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and SFAS No. 149. These standards require that all derivative instruments be reported in the consolidated financial statements at fair value. Changes in the fair value of derivatives are to be recorded each period in earnings or in the accompanying Consolidated Balance Sheets in “Accumulated Other Comprehensive Income” depending on the type of hedged transaction and whether the derivative is designated and effective as part of a hedged transaction. The Company has not designated any of its foreign currency forward contracts as hedges, and therefore all changes in fair value are recorded through the Statement of Operations.

At December 31, 2006, the Company had outstanding foreign currency forward contracts to buy approximately $1.22 million in Indian Rupees. These contracts must be settled at various times before March 31, 2007.

12.  Income Taxes.

The Company has an estimated net operating loss carryforward of approximately $6.5 million at December 31, 2006 to offset future taxable income. The net operating loss carryforward if not used, will expire in 2027. No deferred taxes have been recorded because of the uncertainty of future taxable income to be offset. Utilization of the net operating loss carryforwards may be subject to substantial annual limitations due to Internal Revenue Code changes or state limitations. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowances are as follows:

	Estimated NOL Carry-Forward	Tax Rate	Estimated NOL Carry-Forward	Valuation Allowance	Net Tax Benefit
Period ended December 31, 2006	$6,506,778	39.0%	$2,537,643	$(2,537,643)	$-

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events.

In addition to those events cited within Notes 4, 5, 8 and 10 to the consolidated financial statements, the following events have occurred subsequent to December 31, 2006.

The Company is continuing to offer its Series B Preferred Stock to qualified investors at $3 per share.

In January and February 2007 the Company cancelled orders for equipment and services included in prepaid expenses at December 31, 2006 and received a refund of previously advanced funds of $2,775,000 which has been credited to such account in 2007.

Timothy Morris, American Ethanol’s Chief Executive Officer and a member of its board of directors, resigned as an officer and director of American Ethanol effective February 28, 2007. Mr. Morris will be entitled to retain 1.2 million shares of American Ethanol Common Stock under his stock vesting program.

On January 17, 2007, American Ethanol, Inc. received a $5 million advance from E85, Inc., a Delaware corporation pursuant to a signed Memorandum of Understanding between the parties for the creation of a Joint Venture. E85, Inc. is an entity primarily owned by Mr. C. Sivasankaran, the founder and Chairman of Siva Limited.

In connection with the E85 and Siva Limited agreements described below, an affiliate of Siva Limited has agreed to purchase from Ram Ajjarapu all 8.1 million shares of Common Stock of American Ethanol held by Mr. Ajjarapu, a former officer and director of American Ethanol. American and E85 have created a joint venture to build and operate an ethanol plant in Sutton, Nebraska. The agreements that created the joint venture call for various equity contributions and agreements to be entered into on a specific timetable. As of May 31, 2007, American has sold its land in Sutton, Nebraska to E85 for approximately $2 million and E85 has contributed approximately $24 million to the Joint Venture for a 50% ownership interest. American has agreed to contribute approximately $34 million to the Joint Venture for a 50% ownership interest. As of May 31, 2007, American has not made any part of this contribution. Various other loans, contracts and requirements are in the agreement and are detailed below. As of May 31, 2007, none of these loans, contracts or requirements have been agreed to or executed except as noted above.

Subsequently, on March 1, 2007, American Ethanol entered into various agreements, including a Joint Development Agreement, with E85, Inc. The transactions caused no dilution to American Ethanol shareholders, and no shares or warrants were issued. Terms of the agreement included binding terms related to funding the expected $200 million construction of American Ethanol’s Sutton, Nebraska ethanol plant, as well as non-binding terms related to funding three additional ethanol plants.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events (contd.).

The American Ethanol agreements with E85 include the following terms:

1.    American Ethanol agreed to sell all of its interest in and to its wholly-owned subsidiary, Wahoo Ethanol, LLC, to E85 for the purchase price of $2 million. The use of the proceeds is not restricted by the agreement;

2.    American Ethanol, through its wholly-owned subsidiary Sutton Ethanol, LLC, is currently developing an ethanol production facility to be located near Sutton, Nebraska, which has a permitted production capacity of approximately 115 million gallons per year (the “Sutton Project”). E85 agreed to acquire a 50% membership interest in Sutton Ethanol, LLC for a total equity contribution of $58 million, of which $24 million was funded on March 26, 2007 and American Ethanol agreed to make an additional equity contribution to Sutton Ethanol, LLC of $34 million. American Ethanol will retain a 50% membership interest in Sutton Ethanol, LLC.

3.     In addition, American Ethanol will have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC the terms and conditions of a turnkey, engineering, procurement and construction contract (“EPC Contract”) with a suitable qualified construction contractor (“Contractor”), which EPC Contract will have terms and conditions sufficient to allow the Sutton Project to obtain, on commercially reasonable terms, non-recourse construction and term loan financing in an amount of approximately $100,000,000 (the “Financing”), including, without limitation, a completion guarantee from the Contractor that will be backed by a performance bond. E85 will assist American Ethanol in such negotiations as reasonably requested by American Ethanol. In addition, American Ethanol shall have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC, the terms and conditions of the Financing. E85 shall assist American Ethanol in such negotiations as reasonably requested by American Ethanol. As of May 31, 2007, the EPC Contract has not been obtained.

4.    E85 and American Ethanol agreed that American Ethanol will enter into a management agreement with Sutton Ethanol, LLC to manage the operation of the Sutton ethanol facility on such terms and conditions as are consistent with arms length management agreements for ethanol facilities of a similar type and size;

5.    E85 and American Ethanol agreed that American Ethanol or its biofuels marketing subsidiary will enter into an exclusive marketing agreement with Sutton Ethanol, LLC to market ethanol and any other products from the Sutton ethanol facility for a fee to American Ethanol of one percent (1.0%) of gross sales, and on such terms and conditions   as are consistent with arms length marketing agreements for ethanol facilities of a similar type and size. As of May 31, 2007, no management agreement or marketing agreement has been agreed upon by any parties.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events (contd.).

6.	The parties recited their intent to pursue the development and construction of three additional ethanol facilities on terms and conditions substantially similar to those for the Sutton Project.

In addition, American Ethanol, Inc. entered into the following credit facilities with Siva Limited, a Bermuda corporation, an affiliated entity of E85, Inc:
1.
Siva Limited agreed to loan American Ethanol up to $4.5 million for the purpose of investing in American Ethanol’s International Biofuels subsidiary for the continued construction of a 50 million gallon biodiesel facility. If the note is repaid prior to thirty days from the date of the advance, no interest will be due. If the note is not fully paid in that time period, interest shall accrue at the rate of 2.5% per month and the note shall mature 12 months from the date of closing. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 6% of the membership units of Sutton Ethanol, LLC.

2.
Siva Limited agreed to loan American Ethanol $32 million for the purpose of funding American Ethanol’s remaining equity contribution to Sutton Ethanol, LLC. If the funds are borrowed, the loan will bear interest at the rate of 15% per annum, and will be due and payable on December 30, 2007. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 35% of the membership units of Sutton Ethanol, LLC. American Ethanol is not obligated to borrow under this facility and at this time, no amount is outstanding.

In addition, Ram Ajjarapu and American Ethanol have agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol shall receive a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction are subject to final closing conditions being satisfied prior to February 28, 2007.

14.  Contingent Liabilities.

Geneva Capital Corp. (“Geneva”) has filed a complaint in U.S. District Court for the District of Southern New York against Wahoo Ethanol, LLC (“Wahoo”), Sutton Ethanol, LLC (“Sutton”), Ram Ajjarapu (“Aijarapu”) and American Ethanol, LLC (“American”). The complaint alleges Geneva entered into financial consulting agreements with Wahoo and Sutton or their predecessors in interest. The complaint claims that Wahoo and Sutton breached those agreements by, among other things, failing to pay consultant fees and by obtaining financing from other sources. The claims against American assert that American is the financial beneficiary of Wahoo and Sutton’s breach of agreement and that American somehow induced Wahoo and Sutton to breach the agreements. Geneva seeks damages of $10 million on various theories against all the parties. The original complaint was filed on or about May 31, 2006 and an amended complaint was filed on or about June 21, 2006. Wahoo, Sutton, Ajjarapu and American have responded by filing an answer to the amended complaint, and the case is now in the initial phase of discovery. Pursuant to the Unit Purchase Agreements between American and the original members of Wahoo and Sutton, the members have the obligation to indemnify American for any damages relating to this claim, including attorneys’ fees and costs.

In conjunction with the above agreement with E85 and Siva Limited, Ram Ajjarapu and American Ethanol have agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol shall receive a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction were finalized March 1, 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

In the opinion of management of American Ethanol, Inc., the accompanying unaudited financial statements include all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented (subject to year end adjustments). Certain information and note disclosures normally included in audited financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been omitted; however, Management believes that the disclosures made are adequate to make the information presented not misleading.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash	$6,555,846	$1,213,134
Accounts Receivable	-	-
Prepaid expenses	90,000	348,869
Other Current Assets	285,908	-
Total current assets	6,931,754	1,562,003

Property, Plant and Equipment, net	17,361,690	14,727,918
Other assets	2,422,165	1,073,872
Total assets	$26,715,609	$17,363,793

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$358,333	$528,800
Short term borrowings (related party)	-	1,250,000
Unrealized losses on foreign currency forward contracts	-	46,820
Current portion of long term debt	-	35,714
Minority partner investment in JV	56,696
Other	131,908	-
Total liabilities	546,937	1,861,334

Long term debt	33,866	205,357

Stockholders' equity:
Common Stock - outstanding 74,115,000 at
September 30, 2007 and 74,710,000 at
December 31, 2006 at $.001 par value	74,115	74,710
Series A Preferred Stock - 4,999,999 shares at
September 30, 2007 and December 31, 2006
at $.001 par value	5,000	5,000
Series B Preferred Stock - outstanding 6,487,491 shares
September 30, 2007 and 2,828,996 shares at
December 31, 2006 at $.001 par value	6,487	2,828
Additional Paid-in Capital	34,392,833	21,972,363
Retained Deficit	(6,951,197)	(882,117)
Current year earnings(loss)	(2,981,706)	(6,069,081)
Accumulated Other Comprehensive income	1,589,274	193,399
Total shareholders' equity	26,134,806	15,297,102

Total liabilities and shareholders' equity	$26,715,609	$17,363,793

 The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the nine months ended		For the three months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Sales	$-	$-	$-	$-

Cost of Goods Sold	-	-	-	-

Gross Profit	-	-	-	-

General and Administrative Expenses	12,782,218	5,564,970	8,698,783	1,952,901

Operating Loss	(12,782,218)	(5,564,970)	(8,698,783)	(1,952,901)

Other Income
Interest income net of expense	20,259	116,466	69,150	13,396
Other income net of expenses	154,796	-	138,036	-
Gain from sale of subsidiary	9,061,141	-	8,206,446	-
Gain on foreign currency exchange	544,775	-	492,659	-
Income related to 50/50 joint venture	67,670	-	(87,866)	-

Loss before income taxes	(2,933,577)	(5,448,504)	119,642	(1,939,505)

Income Taxes	(48,129)	-	(48,129)	-

Net Loss	$(2,981,706)	$(5,448,504)	$71,513	$(1,939,505)

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended
	September 30, 2007	September 30, 2006
Operating activities:
Net loss	$(2,981,706)	$(5,448,504)
Adjustments to reconcile Net loss to
net cash provided by operations:
Stock based compensation	1,659,963	341,530
Expired land options	322,500	-
Amortization of Intangibles	33,333	-
Gain on sale of subsidiary	(881,481)	-
Loss on impairment of assets	5,114,236	-
Gain on foreign contracts	(46,820)	-
Changes in assets and liabilities:
Accounts receivable	-	(4,616)
Prepaid expenses	258,869	(348,546)
Other assets	(1,319,064)	-
Accounts payable	(170,469)	100,523
Other Liabilities	131,907	-
Other	-	(361,000)
Net cash provided (used) by operating activities	2,121,268	(5,720,613)

Investing activities:		-
Capital Expenditures	(10,486,715)	(14,493,241)
Refund of capital expenditures	2,775,000	-
Investment in Subsidiaries	(600,000)	-
Additions to other assets and intangibles	(70,970)	-
Sale of Wahoo facility	2,000,000	-
Cash acquired in acquisitions	-	-
Net cash used by investing activities	(6,382,685)	(14,493,241)

Financing activities:
(Payments of) proceeds from short term borrowings	(1,250,000)	250,000
(Payments of) proceeds from long term borrowings	33,868	-
Forfeited stocks	200	14,648
Investment in subsidiary	599,800	-
Minority interest in operating subsidiary	56,696	-
Additional paid in capital	200,000	-
Sale of Series A Preferred Stock	-	-
Sale of Series B Preferred Stock	9,963,565	21,190,399
Net cash provided by financing activities	9,604,129	21,455,047

Net cash increase for period	5,342,712	1,241,193
Cash at beginning of period	1,213,134	4,170
Cash at end of period	$6,555,846	$1,245,363

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)

	Common Stock (2)		Series A Preferred Stock (1)		Series B Preferred Stock (3)		Paid-in Capital in excess	Accumulated	Accumulated other compensation	Total
	Shares	Dollars	Shares	Dollars	Shares	Dollars	of Par	Deficit	income	Dollars
Balance at December 31, 2006	74,710,000	$74,710	4,999,999	$5,000	2,828,996	$2,828	$21,972,363.00	$(6,951,197)	$193,398	$15,297,102

Sale of Series B preferred					3,688,495	3,689	10,052,765			10,056,454
Forfeited shares of former employee	(800,000)	(800)					800			-
Addition Paid in Capital from settlement							200,000			200,000
Shares issued to employee as compensation	5,000	5					14,995			15,000
Compensation expense related to warrants and options							1,642,080			1,642,080
Refund of Investment					(30,000)	(30)	(89,970)			(90,000)
Biofuels Marketing Merger	200,000	200					599,800			600,000
Other comprehensive income									1,395,876	1,395,876
Net loss from start up operations								(2,981,706)		(2,981,706)

Balance at September 30, 2007	74,115,000	$74,115	4,999,999	$5,000	6,487,491	$6,487	$34,392,833	$(9,932,903)	$1,589,274	$26,134,806

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies.

The consolidated balance sheet at September 30, 2007, the related consolidated statements of operations for the nine months ended September 30, 2007 and 2006, and the consolidated statements of cash flows for the nine months ended September 30, 2007 and 2006, have been prepared by American Ethanol, Inc. (the “Company”) without audit. In the opinion of management, adjustments, all of a normal and recurring nature, necessary to present fairly the financial position and the results of operations and cash flows for the aforementioned periods, have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2006.

Nature of Activities. These consolidated financial statements include the accounts of American Ethanol, Inc., a Nevada corporation, and its wholly owned subsidiaries, Sutton Ethanol, LLC (“Sutton”), a Nebraska limited liability company, Illinois Valley Ethanol, LLC (“Illinois Valley”), an Illinois limited liability company, International Biodiesel, Inc., a Nevada corporation and its subsidiaries International Biofuels, Ltd a Mauritius corporation and its subsidiary Universal Biofuels Private Ltd, an India company, Danville Ethanol LLC, an Illinois limited liability company, Energy Enzymes LLC, a Delaware limited liability company and its approximately 88.3% owned subsidiary, Marwich II, Ltd. (“Marwich”), a Colorado corporation. Marwich’s fiscal year is January 31, 2007. The results of Marwich have been consolidated based on the nine months ended September 30, 2007.

The Company’s purpose is to develop, acquire, construct, operate and sell fuel grade ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. The Company is a development stage company and as such, does not expect to generate any meaningful revenue until its plants are completely constructed and operational, or operational plants have been acquired. During the past year and a half the Company has engaged in fund raising through the sale of stock, purchased or acquired options to purchase land for development of ethanol plants in the United States, begun construction of a biodiesel manufacturing facility in Kakinada, India through a joint venture between International Biodiesel, Inc., its wholly owned subsidiary Universal Biofuels Private, Ltd., a Mauritius corporation and Acalmar, an India corporation and started ground work for an ethanol facility in Sutton, Nebraska.

American Ethanol, Inc. was originally formed in California on September 12, 2001 as Great Valley Ventures LLC, however, no operating agreement was adopted and no capital was contributed until November 29, 2005. Between September 2001 and November 2005 the Company had no operations and engaged in no activities. From November 2005 through December 2005, the Company commenced development activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, the company was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. After January 12, 2006, the Company began acquiring existing companies, land and land options for the development of ethanol plants in the Midwestern United States and developing a business plan to become a producer and marketer of fuel grade ethanol.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1.  Nature of Activities and Summary of Significant Accounting Policies (contd.)

On June 23, 2006, the Company acquired 88.3% of the outstanding common stock of Marwich pursuant to a stock purchase agreement between the Company and the principal shareholders of Marwich. Marwich is a shell company, whose shares are traded on the OTC Bulletin Board and has no current operations. Also on June 23, 2006, the Company and Marwich entered into an Agreement and Plan of Merger pursuant to which the Company would merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock (also convertible into common stock at the holders discretion) will be converted into Series B Preferred Stock, respectively, of Marwich, and (ii) each issued and outstanding warrant and/or option exercisable for common stock of American will be assumed and converted into a warrant and/or option exercisable for common stock of Marwich.

On July 19, 2007, Marwich, Marwich II, Ltd., a Nevada corporation (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly owned subsidiary of Marwich-Nevada (“Merger Sub”), and the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement superseded the Agreement and Plan of Merger entered into on June 23, 2006, added Marwich Nevada and Merger Sub as parties to the agreement and further amends the former agreement to (i) amend Article II to provide that Merger Sub will merge with and into the Company with the Company being the surviving corporation; (ii) provide that the name of Marwich-Nevada be changed to AE Biofuels, Inc. effective upon the consummation of the merger; (iii) add a covenant that Marwich-Nevada will authorize a new series of Series B Convertible Preferred with rights, preferences and privileges substantially similar to the rights, preferences and privileges of the Company’s Series B Preferred (the “Marwich-Nevada Series B Preferred”); (iv) amend Article III to provide that (a) each issued and outstanding share of the Company’s common stock (including shares of the Company’s Series A Preferred Stock, which will automatically convert into common on the Effective Date of the merger) will be automatically canceled and converted into the right to receive one share of Marwich-Nevada common stock; (b) each issued and outstanding share of the Company’s Series B Preferred will be automatically canceled and converted into the right to receive one share of Marwich-Nevada Series B Preferred; and (c) and each issued and outstanding Company option and warrant will be assumed by Marwich-Nevada and become an option or warrant to purchase Marwich-Nevada’s common stock or Marwich-Nevada Series B Preferred as applicable on the same terms and conditions; and (v) add as a condition to the Company’s obligation to complete the Merger that the Reincorporation be completed.

The Merger is subject to the approval of both the Company’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. See “Subsequent Events” footnote later in this report.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could different from those estimates.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies (contd.)

Revenue recognition. The Company recognizes revenue when products are shipped and services are rendered, the price is fixed or determinable and collection is reasonably assured.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment. Property, plant and equipment are carried at cost less accumulated depreciation after assets are placed in service and are comprised primarily of land acquired for development of production facilities, and its joint venture biodiesel facility in India. Intangible assets are carried at initial fair value less accumulated amortization over the estimated useful life.

In January and February 2007 the Company canceled orders for equipment and services included in Property, Plant and Equipment at December 31, 2006 and received a refund of previously advanced funds of $2.775 million, which was been credited to such account in the nine months ended September 30, 2007.

Other Assets. Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities.

Income Taxes. The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company has had limited revenues to date and has operated at a loss through September 30, 2007. As of the Balance Sheet date the estimated income tax benefit from net operating loss carry forward has been fully reserved since the Company is in the development stage and there can be no assurance that such operating losses will be utilized in the future.

Stock splits. On February 28, 2006 and on May 18, 2006, the Company’s Board of Directors declared a two-for-one stock split. All share amounts have been retroactively adjusted to reflect the stock splits.

Organizational and Start Up Costs. The Company expenses all organizational and start up costs as they are incurred.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies (contd.)

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 effective January 1, 2007 and through September 30, 2007 has recorded no impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, it sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of FASB Statement No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of FASB Statement No. 157 should be applied retrospectively. On November 16, 2007 the FASB partially delayed the implementation of SFAS No. 157. The delay pertains to non-financial assets and liabilities being disclosed at Fair Value, measuring of fair values of liabilities at exit prices and the applicability of disclosure requirements to retirement plan assets. The effective date of these items will be for financial statements issued subsequent to November 15, 2008. The Company is currently evaluating the requirements of SFAS No. 157.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The Company will adopt FASB Statement No. 159 in the first quarter of 2008 and is evaluating the effect, if any, on its financial position or results of operations.

2.  Ability to Continue as a Going Concern.

The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses and negative cash flow since inception and currently has an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on several factors.

The Company has had minimal revenues and has incurred losses due to start up costs from inception through September 30, 2007. The Company has raised approximately $34.2 million dollars to date through the sale of equity. An additional $2 million of cash has been generated through the sale of its subsidiary, Wahoo Ethanol, LLC, with an additional $8 million through the dissolution of the Sutton Ethanol Joint venture. The Company will have to raise significantly more capital and secure a significant amount of debt to complete its business plan. In addition, the recent increase in feedstock prices decreases the margin available to ethanol and biodiesel producers on each gallon produced. The Company has no ethanol or biodiesel plants in operation as of September 30, 2007. Management plans to complete its biodiesel facility in India and begin importing biodiesel for sale in the U.S. during the fourth quarter 2007. Although the biodiesel plant will provide some cash flow it will be insufficient to allow development of the ethanol facilities noted above.

Management believes that it will be able to raise additional capital through equity offerings. Should the Company not be able to raise enough equity it may be forced to sell proposed plant sites to other ethanol producers. The value of these properties is such that the sale of one or more sites will provide sufficient cash to fund the development stage activities described above and to raise the capital needed to build other sites. The Company’s goal is to complete the merger with Marwich during the fourth quarter 2007 and then possibly seek to raise funds through the public market.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

3. Property, Plant and Equipment.

Property, Plant and Equipment consist of the following:

	September 30, 2007	December 31, 2006
Land	$2,917,400	$1,956,995
Furniture and Fixtures	30,617	-0-
Construction in Progress	14,413,777	12,770,923
Total gross property, plant & equipment	17,361,794	14,727,918
Less accumulated depreciation	(104)	-0-
Total net property, plant & equipment	$17,361,690	$14,727,918

For the nine months ended September 30, 2007, the Company recorded $104 in depreciation. Since the Company did not have any equipment in service during 2006, no depreciation expense was recorded for this period. The company determined that certain construction in progress costs associated with the repurchase of assets from the Sutton Joint Venture were impaired and an amount of $5,114,236 was recognized as a loss on impairment.

As of September 30, 2007, the Company paid approximately $15.28 million of the Company’s $15.5 million obligation to its subsidiary International Biofuels, Inc.

4. Other Assets.

Other assets consists of payments for land options for possible future ethanol plants, Web domain names purchased by the Company, purchased customer lists, prepaid expenses, deposits and prepayments to the minority interest holder in the India JV for future lease payments to the minority holders’ palm oil refinery.

	September 30, 2007	December 31, 2006
Current
Land options	$267,160	$-0-
Interest Receivable	18,748	-0-
	$285,908	$-0-
Long Term
Land options	$-0-	$515,500
Intangible Assets, net of amortization	566,667	-0-
Domain names	46,098	28,000
Deposits	75,000	-0-
Contract lease prepayments for India JV	1,734,400	530,372
	$2,422,165	$1,073,872

For the nine months ended September 30, 2007, the Company recorded $33,333 of amortization. No amortization was recorded during 2006.

5. Other Liabilities.

Other liabilities consist of accrued bonuses for executive management per employment contracts and accrued interest on the related party short-term borrowings for the period.

	September 30, 2007	December 31, 2006
Accrued compensation	$92,677	$-
Accrued accounting fees	25,000	-
Other	14,231
	$131,908	$-

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

6. Debt.

Short-term borrowings. On November 16, 2006, the Company entered into a short-term loan agreement with one of its directors pursuant to which the Company borrowed $1 million at 10% interest per annum for a period of nine months or until funds are raised through a private placement is sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. As of September 30, 2007, the Company owes nothing under this agreement.

7. Shareholder Equity.

Shareholder equity consists of 400,000,000 authorized shares of common stock, $.001 par value, of which 74,115,000 shares were issued and outstanding at September 30, 2007, and 6.5 million shares of preferred stock, $.001 par value per share, of which 5 million shares have been designated as Series A Preferred Stock of which 4,999,999 shares are issued and outstanding at September 30, 2007 and 40 million shares have been designated as Series B Preferred Stock, of which 6,487,491 and 2,828,996 shares were issued and outstanding at September 30, 2007 and December 31, 2006, respectively.

Common Stock. In 2006, the Company issued a total of 74,710,000 shares of its common stock to officers, directors, employees, consultants and advisors. During the nine months ended September 30, 2007, the Company reacquired 800,000 shares from its former CEO (under the terms of its repurchase agreement) upon his voluntary termination, issued 5,000 shares to an employee, and issued 200,000 for the purchase of Biofuels Marketing, Inc. There are 74,115,000 shares outstanding at September 30, 2007.

Series A Preferred Stock. In February and March 2006, the Company sold 4,999,999 shares of Series A Preferred Stock at the per share price of $3.00. In conjunction with the offering, the Company issued warrants exercisable for 400,000 shares of Series A Preferred Stock at an exercise price of $3.00 per share to Chadbourn Securities, the Company’s Placement Agent. Subsequently, on May 25, 2006, the Company effected a two-for-one split of its outstanding Common Stock, which adjusted the conversion ratio of the Series A Preferred Stock to two shares of Common Stock for each share of Series A Preferred Stock.

Series B Preferred Stock . From August 15, 2006 through December 31, 2006, the Company sold 2,828,996 shares of Series B Preferred Stock at the per share price of $3.00. In conjunction with the offering, in 2006, the Company issued warrants exercisable for 226,320 shares of Series B Preferred Stock to the Company’s Placement Agent. During the nine months ended September 30, 2007, the Company sold an additional 3,688,495 shares of Series B Preferred Stock at the per share price of $3.00 and issued warrants exercisable for an additional 460,195 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share to its Placement Agent.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

7. Shareholder Equity (contd.).

Placement Agent Fees. As compensation for the Placement Agent’s services, the Company will pay and issue the Placement Agent and their affiliates and finders: (1) a sales commission representing 7% of the gross proceeds; (2) an unallocated expense reimbursement of 1% of the gross proceeds; and (3) Warrants to purchase a number of shares of our Common Stock representing up to 8% of the shares of Series A and Series B Preferred Stock sold, at a price of $1.50 and $3.00 per Share respectively. The warrants are exercisable for a period of seven years from the date of issuance, have a net exercise provision and are transferable. The shares of the Company’s common stock issuable upon exercise of the warrants must be included in any Registration Statement filed by the Company with the Securities and Exchange Commission. Further, subject to certain conditions, the Company has indemnified the Placement Agents and affiliated broker-dealers against certain civil liabilities, including liabilities under the Securities Act.

Number of Warrants Issued	Price per share	Fair Value
40,000	$1.52	$30,340
760,000	1.52	578,162
220,653	1.52	335,393
430,727	1.54	663,320
28,801	1.54	44,354
97,063	3.00	291,189

Two members of American’s Board of Directors and significant shareholders of the Company are registered representatives of the Placement Agent. Both are expected to receive a portion of the compensation paid to the Placement Agent in connection with placement agent services, if any such services are provided to American Ethanol related to these offerings.

Terms of Preferred Stock. Holders of Series A and Series B Preferred Stock (1) have liquidation preferences over holders of common stock, and (2) are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, equal to 5% of the original purchase price payable in preference and priority to any declaration and payment of any dividend on common stock.

The Series A and Series B Preferred Stock vote together with the common stock and not as a separate class on all matters put before the shareholders. Each share of Series A and Series B Preferred Stock has a number of votes equal to the number of shares of common stock then issuable upon conversion.

The holders of Series A and Series B Preferred Stock have the right to convert their shares at any time into shares of common stock at the then current conversion rate. The conversion rate for the Series A Preferred is two shares of common for each share of Series A Preferred and the conversion rate for the Series B Preferred is one share of common for each share of Series B Preferred. The conversion rate is subject to adjustment for any stock splits, combinations, reclassifications or reorganizations. The Series A Preferred Stock automatically converts to common stock, at the then applicable conversion rate, on the earlier of (i) such time as the twenty consecutive trading days’ average closing sales price of the Company’s common stock is greater than 400% of the conversion price or (ii) the closing of an initial public offering or Reverse Merger. The Series B Preferred Stock automatically converts to common stock, at the then applicable conversion rate at such time as the Registration Statement covering the resale of the shares of common stock issuable upon the conversion of the Preferred Stock is declared effective.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

7. Shareholder Equity (contd.).

Share-based compensation. During the twelve months ended December 31, 2006, the Company issued shares of common stock and warrants exercisable for shares of common and preferred stock as compensation for services. Shares issued prior to February 1, 2006 were valued at $0.01 per share. Shares issued from February 1, 2006 through February 28, 2006 were valued at $0.52 per share. Shares issued as compensation from February 28, 2006 through April 18, 2006 were valued at $1.50 per share, the offering price of the Company’s Series A Preferred Stock (on a post-split adjusted basis). In February 2007, 5,000 warrants were issued to a consultant as compensation for services rendered. These were valued at $1.55 per share. A summary of the shares issued for compensation during the twelve months ended December 31, 2006 and the nine months ended September 30, 2007 is as follows:
Number of Shares Issued	Price Per Share	Fair Value
1,573,000	$0.01	$15,730
740,000	0.52	384,800
186,000	1.50	279,000
5,000	3.00	15,000

Number of Options Issued	Price Per Share	Fair Value
50,000	$0.76	$38,000
120,000	0.48	57,600
647,000	3.00	975,455

In accordance with the Black-Scholes valuation method, in 2006 and for the nine months ended September 30, 2007, the Company recorded a compensation expense of $37,659 and $1,637,408, respectively, with unrecognized compensation expense of $312,662 to be recognized over a weighted average period of 2.0 years.

During the quarter, an employee of the company who participated in the stock option program resigned. As part of this transaction, he forfeited 25,000 of his option shares. The company will now account for the compensation expense of his remaining 25,000 options as a liability and revalue it on a quarterly basis. The former employee has 4 years to exercise the remaining options, and the aforementioned liability ($33,866) is presented in the long term liability section of the balance sheet.

Number of Warrants Issued	Price per share	Fair Value
40,000	$1.52	$30,340
760,000	1.52	578,162
220,653	1.52	335,393
430,727	1.54	663,320
28,801	1.54	44,354
67,063	3.00	201,189

In connection with the Company’s Series A Preferred Stock offering, the Company issued warrants exercisable for 400,000 shares of Series A Preferred stock at an exercise price of $3.00 per share. Subsequently, on May 25, 2006, the Company effected a two-for-one split of its outstanding Common Stock, which adjusted the conversion ratio of the Series A Preferred Stock to two shares of Common Stock for each share of Series A Preferred Stock. As a result, the warrants exercisable for 400,000 shares of Series A Preferred are convertible into 800,000 shares of the Company’s Common Stock. In connection with the Company’s Series B Preferred Stock offering, through December 31, 2006, the Company issued warrants exercisable for 226,320 shares of Series B Preferred Stock at an exercise price of $3.00 per share. The warrants were fully vested and expire 7 years after issuance. No warrants issued during this period have been exercised as of September 30, 2007. The estimated fair value of the warrants issued during 2006 is $1.52 per share determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option valuation model with the following assumptions: (1) risk-free interest rate of 4.143%; (2) volatility of 53.6% and (3) an expected life of 5 years.

On July 17, 2007, we issued 1,200,000 revocable warrants to Thames Advisory, Ltd. and paid $200,000 in consulting fees in exchange for raising a $200 million debt facility. The warrants are earned on the percentage of the offering that is successfully raised before June 30, 2008.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

7. Shareholder Equity (contd.).

In the nine months ended September 30, 2007, the Company issued additional warrants exercisable for 526,591 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share. The warrants were fully vested and expire 7 years after issuance. No warrants issued during this period have been exercised as of September 30, 2007. The estimated fair value of these warrants was $3.00 per share determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option valuation model with the following assumptions: (1) risk-free interest rates between 4.50% and 5.07%; (2) volatility of 51.2% and (3) expected life of 3.5 years.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the warrants. The expected volatility is based on the historical volatility of the common stock of publicly traded companies in the ethanol industry. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The computation of the expected term of the warrants is based on expectations regarding future exercises of the warrants. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. Based on its historical experience, the Company estimated future option forfeitures at 0% as of December 31, 2006 and September 30, 2007 and incorporated this rate in the estimated fair value of the warrants.

Number of Warrants Outstanding at December 31, 2005	-0-
Granted	1,020,653
Exercised	-0-
Expired	-0-
Outstanding at December 31, 2006	1,020,653
Exercisable at December 31, 2006	1,020,653
Granted	526,591
Exercised	-0-
Expired	-0-
Outstanding at September 30, 2007	1,547,244
Exercisable at September 30, 2007	1,547,244

8. Revenue.

The Company had no sales during the nine months ended September 30, 2007 and only one sale during fiscal 2006. In that sale the Company purchased $735,000 worth of biodiesel from a supplier and resold it to its customer for $744,000.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

9.  Acquisitions, Divestitures and Joint Ventures.

Private Company Acquisitions. On February 1, 2006 American acquired all of the membership interests in three development stage companies: Wahoo Ethanol LLC, Sutton Ethanol LLC and Illinois Valley Ethanol LLC in exchange for an aggregate of 3,752,000 shares valued at $488,000 of American Common Stock. The transaction was accounted for as a dividend to stockholders. Wahoo and Sutton were 100% owned by two individuals who also owned 25.5% of the original founder’s common stock of American. As a part of the purchase of Wahoo and Sutton, American paid these two individuals $400,000 which represents their capital contributions to these companies. The founders of these two companies subsequently became the President and Executive Vice President of American. Subsequent to the purchase of Wahoo, American settled a preacquisition outstanding claim by one of Wahoo’s former advisors for $133,000. This settlement was paid by American Ethanol.

On January 17, 2007, American Ethanol, Inc. received a $5 million advance from E85, Inc., a Delaware corporation pursuant to a signed Memorandum of Understanding between the parties. E85, Inc. is an entity primarily owned by Mr. C. Sivasankaran, the founder and Chairman of Siva Limited, Sterling Infotech, and other businesses.

Subsequently, on March 1, 2007, American Ethanol entered into various agreements, including a Joint Development Agreement, with E85, Inc. The transactions caused no dilution to American Ethanol shareholders, and no shares or warrants were issued. Terms of the agreement included binding terms related to funding the expected $200 million construction of American Ethanol’s Sutton, Nebraska ethanol plant, as well as non-binding terms related to funding three additional ethanol plants.

The American Ethanol agreements with E85 include the following terms:

•	American Ethanol agreed to sell all of its interest in and to its wholly-owned subsidiary, Wahoo Ethanol, LLC, to E85 for the purchase price of $2 million;

•
American Ethanol, through its wholly owned subsidiary Sutton Ethanol, LLC, is currently developing an ethanol production facility to be located near Sutton, Nebraska, which has a permitted production capacity of approximately 115 million gallons per year (the "Sutton Project"). E85 agreed to acquire a 50% membership interest in Sutton Ethanol, LLC for a total equity contribution of $58 million, of which $24 million was funded on March 26, 2007 and American Ethanol agreed to make an additional equity contribution to Sutton Ethanol, LLC of $34 million. American Ethanol will retain a 50% membership interest in Sutton Ethanol, LLC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

9.  Acquisitions, Divestitures and Joint Ventures (contd.).

•
In addition, American Ethanol will have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC the terms and conditions of a turnkey, engineering, procurement and construction contract ("EPC Contract") with a suitable qualified construction contractor ("Contractor"), which EPC Contract will have terms and conditions sufficient to allow the Sutton Project to obtain, on commercially reasonable terms, non-recourse construction and term loan financing in an amount of approximately $100,000,000 (the "Financing"), including, without limitation, a completion guarantee from the Contractor that will be backed by a performance bond. E85 will assist American Ethanol in such negotiations as reasonably requested by American Ethanol. In addition, American Ethanol shall have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC, the terms and conditions of the Financing. E85 shall assist American Ethanol in such negotiations as reasonably requested by American Ethanol.

•
E85 and American Ethanol agreed that American Ethanol will enter into a management agreement with Sutton Ethanol, LLC to manage the operation of the Sutton ethanol facility on such terms and conditions as are consistent with arms length management agreements for ethanol facilities of a similar type and size.

•
E85 and American Ethanol agreed that American Ethanol or its biofuels marketing subsidiary will enter into an exclusive marketing agreement with Sutton Ethanol, LLC to market ethanol and any other products from the Sutton ethanol facility for a fee to American Ethanol of one percent (1.0%) of gross sales, and on such terms and conditions as are consistent with arms length marketing agreements for ethanol facilities of a similar type and size; and

•	The parties recited their intent to pursue the development and construction of three additional ethanol facilities on terms and conditions substantially similar to those for the Sutton Project.

•	In addition, American Ethanol, Inc. entered into the following credit facilities with Siva Limited, a Bermuda corporation, an affiliated entity of E85, Inc:

•
Siva Limited agreed to loan American Ethanol up to $4.5 million for the purpose of investing in American Ethanol’s International Biofuels subsidiary for the continued construction of a 50 million gallon biodiesel facility. If the note is repaid prior to thirty days from the date of the advance, no interest will be due. If the note is not fully paid in that time period, interest shall accrue at the rate of 2.5% per month and the note shall mature 12 months from the date of closing. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 6% of the membership units of Sutton Ethanol, LLC

•
Siva Limited agreed to loan American Ethanol $32 million for the purpose of funding American Ethanol’s remaining equity contribution to Sutton Ethanol, LLC. If the funds are borrowed, the loan will bear interest at the rate of 15% per annum, and will be due and payable on December 30, 2007. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 35% of the membership units of Sutton Ethanol, LLC. American Ethanol is not obligated to borrow under this facility and at this time, no amount is outstanding.

In connection with the agreements with E85 and Siva Limited described above, an affiliate of Siva Limited purchased from Janikiram Ajjarapu all 8.1 million shares of common stock of American Ethanol held by Mr. Ajjarapu, a former officer and director of American Ethanol.

In addition, Janikiram Ajjarapu and American Ethanol agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol received a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction subject to final closing conditions closed in March 2007.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

As a result of the sale of the Wahoo Ethanol, LLC, the Company recorded a gain of $854,695 during the three months ended March 31, 2007.

No borrowings existed under these lines of credit at September 30, 2007.

On August 14, 2007 by mutual agreement of the parties American and E-85 dissolved their joint venture. American purchased E-85’s 50% interest in the Sutton JV for $16 million in cash which they borrowed on a short term basis from the JV. As part of this repurchase American terminated its design contract with Delta T and was required to write off approximately $5.2 million in design work previously done by DeltaT and its contractors and carried in construction in progress of the JV. This $5.2 million is included as an expense of the company as of September 30, 2007. To compensate American for this loss American was allowed to retain the remaining $8 million invested in the JV by E-85. This $8 million is included as an other income as of September 30, 2007. All previous agreements between American and E-85 were terminated as of the date of the repurchase of the Sutton shares.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

9. Acquisitions, Divestitures and Joint Ventures (contd.).

Public Company Acquisition. On June 23, 2006 American Ethanol acquired approximately 88.3% of the outstanding common stock of Marwich from three principal shareholders and directors of Marwich for $675,000. The purchase price, net of current year expenses, ($662,406) was accounted for as a reduction of Additional Paid in Capital as a step in a reverse merger transaction. In connection with this transaction, the three directors of Marwich resigned from the board and two members of American’s management, were named as directors of Marwich. Also on June 23, 2006, American Ethanol entered into an Agreement and Plan of Merger (subsequently amended and restated on July 19, 2007) with Marwich pursuant to which American Ethanol will merge with and into Marwich and (i) each issued and outstanding share of American Ethanol Common Stock (including Common Stock issued upon conversion of American Ethanol Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock will be converted into Series B Preferred Stock which is convertible into common stock at the holder’s discretion on a one for one basis, respectively, of Marwich, and (ii) each issued and outstanding option and warrant exercisable for common stock of American Ethanol will be assumed and converted into an option or warrant exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. The 3,343,200 shares of Marwich purchased by American Ethanol will be retired upon the completion of the Merger. As a result, based on the number of shares of American Ethanol common and Series A Preferred stock outstanding at September 30, 2007 and including the shares of common stock of Marwich that will remain outstanding after the Merger, there will be approximately 86.1 million shares of common stock outstanding after the Merger on a fully diluted basis (excluding the securities currently being sold in the Company’ Series B Preferred Offering) of which approximately 43.6% will be held by the named officers and directors of American Ethanol. As Marwich has an accumulated deficit, no minority interest has been recorded.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

10. Land options and purchases.

Outlined below is a brief profile of each of American Ethanol’s proposed ethanol plant sites: Sutton Ethanol, LLC

In February 2006, American Ethanol acquired Sutton Ethanol, LLC, which is the owner of a permitted site for an ethanol production facility near Sutton, Nebraska. Sutton Ethanol owns a 200 acre site approximately 140 miles southwest of Omaha.

•	Permitted for 113 million gallon ethanol plant

•	Qualified access to require natural gas, electricity and water resources

•	Site offers access to both Union Pacific and Burlington Northern Railroads with adequate roadway system

•	207 million bushels of corn within 50 miles of site (40 million bushels required)

•	Proximity to 650,000 head of cattle within 50 miles for DDG consumption

All construction permits for the Sutton site are in place. All engineering is expected to be substantially completed in 2008. American expects to begin construction of the Sutton Ethanol facility in 2008.

Additional Ethanol Sites

American Ethanol has acquired options to purchase land in various locations in Nebraska and Illinois. The terms of these options are typically from one to two years and provide that American Ethanol has the right to acquire the land for a set price per acre subject to the satisfaction, in American Ethanol’s sole discretion, of its due diligence. The table below lists the locations in which American Ethanol has acquired options on land as of the date of this Report.

Location	Approximate Acreage	Annual ethanol capacity (in millions of gallons per year)	Permitting
Nebraska
Sutton, Clay County	200	113	Permit Granted
Red Cloud, Webster County	400	115	In Process
Illinois
Danville, Vermilion County*	175	118	Permit Granted
Gilman, Iroquois County	204	118	Permit Granted
Allen Station, Mason County	107	118	Permit Granted
Stillman Valley, Ogle County	200	118	Permit Granted
Litchfield, Montgomery County	182	118	Permit Granted

The aggregate purchase price of all land currently under option, if all options are exercised, is approximately $19.3 million. Currently, American Ethanol is evaluating each site as to the adequacy of utilities, zoning, subsurface structures and the like and the exercise of any option will be dependent upon the result of American Ethanol’s analysis of these and other factors.

Joint Venture

On July 14, 2006 the Company through a wholly owned subsidiary, International Biofuels, Inc. and its wholly owned subsidiary, International Biodiesel, Ltd., LLC, a Mauritius incorporated company entered into a joint venture biodiesel project agreement with Acalmar Oils & Fats Limited, an Indian company. The purpose of the joint venture is to build an approximate 50 MMGY biodiesel production facility adjacent to the existing palm oil plant in Kakinada, India with such fuel being exported from India to the US for sale. By the terms of the agreement the Company will contribute approximately $15.4 million and Acalmar will contribute its edible palm oil facility in India to the joint venture through a leasing arrangement. The Company will own through its subsidiary a 74% interest in the venture while Acalmar will own 26% once the final payments under the agreement are made. At December 31, 2006 the Company had advanced to the joint venture $3,380,000 toward the construction of the biodiesel facility and during the nine months ended September 30, 2007 has contributed an additional $11,930,000 (a total of $15,280,000). Acalmar contributed $1,059,393 to the joint venture during the second quarter 2007, but due to agreements between the parties, the results from the joint venture are 100% consolidated at September 30, 2007.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

11. Commitments.

Third Party Contracts: The Company engaged a third party in January 2006 as a financial adviser for $15,000 a month for three years. The Company also amended an arrangement with two individuals for financial advisory and management consulting services in January 2006 in the amount of $180,000 plus $10,000 per month (for a one year minimum) and 2,120,000 shares of common stock.

Employment Agreements: The Company entered into various three year at-will employment contracts with executive officers during 2006. The contracts require the payment of total annual salaries of approximately $1.2 million, plus potential bonuses and founder’s shares of common stock.

Under its agreement with Acalmar concerning the development of a joint venture biodiesel plant in Kakinada, India the Company is required to spend an additional $0.26 million. These funds will be spent as construction continues and costs are incurred. Under the agreement the joint venture was to be fully funded by March 31, 2007, however, at the mutual consent of both partners, the funding timelines were extended.

12. Related party transactions.

A number of related party transactions occurred during 2006 and for the nine months ended September 30, 2007, summarized below:

A director and significant shareholder of the Company loaned the Company $1,250,000 in two transactions in November and December 2006. The loans are short term notes with a term of nine months from the date of issue (November 16, 2006 for $1,000,000 and December 28, 2006 for $250,000) and carry a 10% per annum interest rate. The Company repaid $750,000 in principal plus accrued interest during the three months ended March 31, 2007. During the three months ended September 30, 2007, the Company borrowed an additional $575,000 from this individual under the same terms. The monies were used by the Company to pay operating expenses and to meet payment deadlines to our International Biofuels operation in India. This amount was repaid during the quarter and as of September 30, 2007 nothing is owed under these notes.

Chadbourn Securities has acted as the Company’s placement agent with respect to the Company’s Series A and Series B Preferred stock offerings throughout 2006 and 2007. Two of the Company’s directors and shareholders are agents of Chadbourn and receive payments from Chadbourn related to the sale of stock along with other non-related parties. During the nine months ended September 30, 2007, the Company paid $314,602 in fees and issued warrants exercisable for 195,388 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share in connection with the Company’s Series B Preferred Stock offering. During 2006, the Company paid $911,981 in fees and issued warrants exercisable for 800,000 shares of the Company’s common stock at an exercise price of $1.50 and warrants exercisable for 226,320 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share in connection with the Company’s Series A and Series B Preferred Stock offerings.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

12. Related party transactions (contd.).

The Company and Eric A. McAfee, the Company's Chief Executive Officer and Chairman of the Board, are parties to an agreement pursuant to which the Company pays Mr. McAfee a monthly fee of $10,000 per month for services rendered to the Company as a director and officer. For the nine months ended September 30, 2007 and 2006, the Company paid Mr. McAfee $50,000 and $60,000, respectively, pursuant to this agreement.

The Company and CM Consulting are parties to an agreement pursuant to which the Company rents 20 hours per month of time on an aircraft owned by CM Consulting. The Company paid an upfront fee of $360,000 for 24 months of usage. For the nine months ended September 30, 2007 and 2006, the Company expensed $60,000 and $90,000 of this rental fee, respectively. CM Consulting is owned by a director, officer and significant shareholder of the Company.

Cagan McAfee Capital Partners is owned by two directors of the Company and provides office services, advisory services under an advisory agreement and advances travel and entertainment related expenses on behalf of the Company. For the nine months ended September 30, 2007, the Company paid Cagan McAfee Capital Partners $90,000 for advisory services and $105,437 for office services and travel expenses.

The Industrial Company (TIC) and Delta-T are companies involved in the design and construction of ethanol plants in the United States. In January 2006 they became strategic partners and founding shareholders of the Company. In 2006 the Company paid TIC and Delta-T approximately $7.5 million for services related to the design and initial construction work on the Company’s Sutton Ethanol, LLC ethanol plant facility. In May 2007 the Company and TIC terminated their relationship and are no longer a considered a strategic partner of the Company.

13. Income Tax.

At December 31, 2006, the Company had an estimated net operating loss carryforward of approximately $6.5 million. This net operating loss carryforward if not used, will expire in 2027. No deferred taxes have been recorded because of the uncertainty of future taxable income to be offset. Utilization of any net operating loss carryforwards may be subject to substantial annual limitations due to Internal Revenue Code changes or state limitations. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowances are as follows:

Carryforward Schedule

	Estimated		Estimated		Change in	Net
	NOL Carry-	Tax	Tax benefit	Valuation	Valuation	Tax
Period ending	forward	Rate	From NOL	Allowance	Allowance	Benefit
December 31, 2006	$6,506,778	39.0%	$2,537,643	($2,537,643)	($2,537,643)	$0

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

14. Subsequent Events.

On October 15, 2007 Marwich filed a 14-C information statement with the Securities and Exchange Commission to begin the process of the merger with American. A meeting of shareholders of Marwich and American occurred on November 19, 2007 to approve the merger. The merger was approved by both groups of shareholders.

On October 1, 2007, the Company granted options for 40,000 shares of common stock to one of its directors. The option exercise price was $3.00 per share with a two year vesting schedule.

On November 26, 2007, the Company granted options for 1,297,000 shares of common stock to twenty directors, employees and consultants. The option exercise price was $3.00 per share with vesting schedule of up to four years.

On November 26, 2007, the Board approved the appointment of General Peter Pace to one of its wholly owned subsidiaries. General Pace will receive compensation of $100,000 over the course of the year as a consultant.

On November 26, 2007, the Board approved the issuance of shares, such that every non-employee director received a grant of 100,000 shares with vesting schedules of up to four years.

15. Contingent Liabilities.

On July 18, 2007, Logibio Albany Terminal, LLC filed a complaint against American Ethanol, Sutton Ethanol and Eric McAfee, the Company’s chairman, in the United States District Court for the Eastern District of Virginia. The complaint sought a declaratory judgment and damages for alleged fraud and interference with business expectancy. The complaint claims that defendants falsely claimed a fifty percent ownership interest in Logibio Albany Terminal, misrepresented its ability to provide financing for plaintiff, and interfered with plaintiff’s attempts to obtain financing from third parties.

The complaint alleges approximately $6.9 million in incidental losses related to break up fees associated with one financier’s decision not to provide financing and the alleged difference between the terms of potential financing and actual financing received. Counsel for Logibio has informed counsel for American Ethanol that financing has closed and, therefore, additional damage claims of lost ability to obtain financing are moot.

This claim was settled in October 2007 by mutual agreement of the parties with no payments or costs to either party.